UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to § 240.14a-12

CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, May 15, 2017, at 5:00 p.m., local time, at 9650 Flair Drive, El Monte, California 91731.

At the meeting, you will be asked to elect four Class III directors to serve until 2020, to vote on an advisory (non-binding) resolution to approve our executive compensation, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

Your vote is very important. Whether or not you expect to attend the annual meeting in person, we encourage you to cast your vote via the Internet, by telephone, or if you prefer, by completing, signing, and returning your proxy card in the accompanying return envelope. Specific instructions for voting via the Internet or by telephone are stated on the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the outstanding shares of our common stock must be represented, either in person or by proxy, for us to transact business at the meeting.

We look forward to seeing you at the meeting.

Sincerely yours,

Dunson K. Cheng
Executive Chairman of the Board

Los Angeles, California

April 13, 2017

Notice of Annual Meeting of Stockholders

to be Held on May 15, 2017

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 15, 2017, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731, for the following purposes:

1.	To elect four Class III directors to serve until the 2020 annual meeting of stockholders and until their successors have been elected and qualified;

2.	To vote on an advisory (non-binding) resolution to approve our executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year; and

4.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed April 3, 2017, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please cast your vote via the Internet, by telephone, or by completing, signing, and returning your proxy card in the accompanying return envelope. If you mail the envelope in the United States, it does not require postage. It is important that you vote via the Internet, by telephone, or by returning your proxy card promptly even if you plan to attend the annual meeting in person.

We invite you to attend the meeting in person. If you attend, you may choose to vote in person at the meeting. If you do so, your prior voting instructions will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2017. This proxy statement and Cathay General Bancorp’s Annual Report for the year ended December 31, 2016 are also available free of charge electronically at https://www.cathaybank.com/Cathay-General/Annual-Meeting-Materials and will remain available on the website through the conclusion of the meeting of stockholders.

By Order of the Board of Directors,

Lisa L. Kim
Secretary

Los Angeles, California

April 13, 2017

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is designed as an aid and does not contain all of the information that you should consider in deciding how to vote. As such, you should read this entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date and Time: Record Date:	Monday, May 15, 2017, 5:00 p.m., local time April 3, 2017	Place:	Cathay Bank Corporate Center 9650 Flair Drive, El Monte, California 91731
Voting:	Holders of record of our common stock at the close of business on the record date.	Attendance:	Stockholders and their duly appointed proxies may attend the meeting.

Proposals and Voting Recommendations

Proposal	Board Recommendation	Page
1. Election of Directors	FOR EACH NOMINEE	5
2. Advisory (Non-Binding) Vote to Approve our Executive Compensation	FOR	38
3. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	39

Proposal One—Election of Directors

The first proposal is to elect four Class III directors to serve until the 2020 annual meeting of stockholders and their successors have been elected and qualified. The following table provides summary information about each nominee.

Name of Nominee	Age	Principal Occupation	Director Since
Nelson Chung	64	President of Pacific Communities Builder, Inc.	2005
Felix S. Fernandez	66	Retired Banker	2013
Ting Y. Liu	80	Retired Investor	2003
Richard Sun	64	President of SSS Development, Inc., and Mayor and Council Member of the City of San Marino	N/A

Proposal Two—Advisory (Non-Binding) Vote to Approve our Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission. Accordingly, the Board of Directors is submitting the following resolution for stockholder consideration:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby APPROVED.”

Proposal Three—Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2017 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

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 Proxy Statement

Annual Meeting of Stockholders

May 15, 2017

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of our common stock to solicit proxies for use at our 2017 annual meeting of stockholders and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware corporation. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 13, 2017.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting? At the meeting, our stockholders will be asked to:

1.	Elect four Class III directors to serve until the 2020 annual meeting of stockholders and their successors have been elected and qualified;

2.	Vote on an advisory (non-binding) resolution to approve our executive compensation;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year; and
4.	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

When and where will the annual meeting be held? The annual meeting will be held on May 15, 2017, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731.

Who can attend the annual meeting? All stockholders and their duly appointed proxies may attend the meeting.

INFORMATION ABOUT VOTING AND PROXIES

Who is entitled to vote at the annual meeting? The Board has fixed April 3, 2017, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting. On the record date, 79,811,679 shares of our common stock were outstanding.

How many shares must be present to transact business at the meeting? The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to transact business at the meeting. Abstentions and broker non-votes will be counted as present for this purpose. If the shares represented at the meeting are not sufficient to transact business, we may adjourn or postpone the meeting to permit the further solicitation of proxies.

What are broker non-votes? The term “broker non-votes” generally refers to shares that are held by a broker or other nominee in its name for the benefit of its clients but that cannot be voted because the broker or nominee is precluded from voting on certain matters and has not received voting instructions from the beneficial owner on those matters.

How many votes am I entitled to? Each stockholder of record is entitled to one vote for each share of our common stock registered in the stockholder’s name. Shares may not be voted cumulatively for the election of directors or otherwise.

What is the difference between a “stockholder of record” and a “beneficial owner?” These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, then you are a “stockholder of record” of those shares. As a stockholder of record, you have the right to vote by proxy via the Internet, by telephone, by mail, or in person at the meeting.

If your shares are held in an account by a broker, bank, trust company, or other similar organization, then you are a “beneficial owner” of those shares and the organization holding your shares is considered the “stockholder of record” for purposes of voting at the meeting. If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account.

How do I vote my shares? If you are a stockholder of record, there are four ways to vote:

●	In Person. You may vote in person at the annual meeting. You must bring valid picture identification and may be requested to provide proof of stock ownership as of the record date.

●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the proxy card.

●	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

●	By Mail. You may vote by proxy by filling out the proxy card and returning it in the enclosed postage-prepaid envelope.

If you vote via the Internet, by telephone, or properly complete and mail the proxy card, and we receive it on or before the voting date, your shares will be voted as you direct. Even if you plan to attend the meeting in person, we encourage you to cast your vote by via the Internet, by telephone, or if you prefer, by completing, signing, dating, and returning the proxy card.

If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account. If you wish to vote in person at the meeting, you must obtain a valid proxy from the organization holding the shares giving you the right to vote at the meeting. If you hold your shares in a brokerage account and do not give voting instructions to your broker on proposals that are considered “non-routine,” your broker cannot vote them for you and your shares will be treated as broker non-votes. At the meeting, Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm) involves matters that we believe will be considered “routine,” while Proposal One (Election of Directors) and Proposal Two (Advisory (Non-Binding) Vote to Approve Our Executive Compensation) involve matters that we believe will be considered “non-routine.” Therefore, it is important that you provide voting instructions for all proposals.

What if I don’t vote for some of the items listed in this proxy statement? If you are a stockholder of record and return your signed proxy card, or vote via the Internet or by telephone, the proxy holders will vote your shares, with respect to the items without specific voting instructions, according to the recommendations of the Board. The Board has designated Heng W. Chen and Lisa L. Kim, and each of them individually, with power of substitution, as proxy holders.

May I change my vote? Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by filing a written notice of revocation with our Secretary, by delivering to our Secretary a later signed and dated proxy card, or by a later dated vote via the Internet or by telephone. The deadline to vote via the Internet or by telephone is 11:59 p.m., Eastern Time, on May 14, 2017. You may also revoke your proxy if you are present at the meeting and vote in person. Attendance at the meeting will not cause any previously granted proxy to be revoked unless you specifically make that request. Unless you decide to attend the meeting and vote in person, we recommend that you change or revoke your prior instructions in the same manner as you originally gave them and provide enough time for the new voting instructions to reach us before the meeting begins. Once the meeting begins, you may only change or revoke your proxy in person.

How are the shares held by the Cathay Bank Employee Stock Ownership Trust (ESOPT) voted? Each participant of the Cathay Bank Employee Stock Ownership Plan has the power to direct the vote of the shares allocated to his or her account by providing voting instructions. Charles Schwab Bank, as Trustee of the ESOPT, will vote the shares allocated to a participant’s account as directed by the participant and, if no direction is received, in the same proportion of the stock voted by the Trustee on any matter as to which it has received timely directions.

How does the Board recommend that I vote? The Board unanimously recommends that you vote your shares as follows:

●	FOR EACH NOMINEE as Class III directors as specified under Proposal One,

●	FOR the advisory (non-binding) resolution to approve our executive compensation as specified under Proposal Two, and

●	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm as specified under Proposal Three.

None of our directors have informed us in writing that he or she intends to oppose any action intended to be taken by us at the annual meeting.

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What is the vote required to elect directors and approve the other proposals?

Proposal One (Election of Directors)

The nominees receiving a majority of votes cast at the meeting will be elected as directors. A majority of votes cast means the number of votes cast “for” the director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not count as either “for” or “against” votes, so abstentions and broker non-votes will have no effect on the election of a director. If an incumbent director nominee fails to receive the requisite vote in an uncontested election, that director must offer to resign. Our Nomination and Governance Committee and the Board will then act on the tendered offer to resign in the best interest of Bancorp.

Proposal Two (Advisory (Non-Binding) Vote to Approve our Executive Compensation)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Two. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the advisory vote.

Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Three. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the vote.

Who will serve as inspector of elections? The inspector of elections for the meeting will be a representative of American Stock Transfer and Trust Company, LLC. Under Delaware law, the inspector of elections will rule on the proxies and ballots submitted and may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by or on behalf of banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the stockholder of record to cast, or more votes than the stockholder holds of record.

What happens if additional matters are presented at the meeting or a nominee is unable to serve as a director? As of the date of this proxy statement, the Board knows of no matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

If any nominee for director named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace the nominee or to fill that vacancy on the Board. However, at the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

How will proxies be solicited and who will pay for the solicitation? We will pay the cost of this solicitation of proxies. In addition to use of the mail, the officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage firms and certain other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable expenses incurred in forwarding these materials.

What happens if the meeting is adjourned or postponed? Your proxy will remain valid and the shares may be voted at any adjourned or postponed meeting. You will still be able to change your vote or revoke your proxy until the voting occurs.

Do I have rights or appraisal or similar rights of dissenters with respect to any matter to be acted upon at the annual meeting? None of the proposals to be acted upon at the annual meeting and discussed in this proxy statement carry rights of appraisal or similar rights of dissenters.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we believe the entities listed below are the only beneficial owners of more than five percent of our common stock as of April 3, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned 1/
BlackRock, Inc.	7,632,363 2/	9.56%
55 East 52nd Street, New York, NY 10055
The Vanguard Group, Inc.	6,796,538 3/	8.52%
100 Vanguard Blvd., Malvern, PA 19355
FMR LLC	5,006,010 4/	6.27%
245 Summer Street, Boston, MA 02210
Dimensional Fund Advisors LP	4,045,245 5/	5.07%
Building One, 6300 Bee Cave Road, Austin, TX 78746

1/	The ownership percentage is determined by dividing the number of shares shown in this table by the 79,811,679 shares of Bancorp common stock outstanding as of April 3, 2017.

2/	All information regarding BlackRock, Inc. is based on an amendment to Schedule 13G filed with the SEC on January 23, 2017. BlackRock, Inc., a parent holding company, reported that through its subsidiaries, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd, had sole dispositive power over all the shares indicated and sole voting power over 7,457,741 shares.

3/	All information regarding The Vanguard Group, Inc. is based on an amendment to Schedule 13G filed with the SEC on February 10, 2017. The Vanguard Group, Inc., an investment adviser, reported that it had sole dispositive power over 6,704,326 of the shares indicated, shared dispositive power over 92,212 shares, shared power to vote 7,375 shares, and sole power to vote 88,870 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 84,837 of the shares indicated as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,408 of the shares indicated as a result of its serving as investment manager of Australian investment offerings.

4/	All information regarding FMR LLC is based on an amendment to Schedule 13G filed with the SEC on February 14, 2017. FMR LLC, through Fidelity Management & Research Company, a wholly-owned subsidiary, reported that it had sole dispositive power over all the shares indicated and sole voting power over 258,810 shares. Fidelity Management & Research Company acts as investment advisor to various investment companies registered under the Investment Company Act of 1940. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by these investment companies, which power resides with their boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by these boards of trustees. Through their ownership of voting common shares and a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

5/	All information regarding Dimensional Fund Advisors LP is based on Schedule 13G filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP, an investment advisor, reported that it had sole dispositive power over all of the shares indicated and sole power to vote 3,940,349 shares. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled funds, group trusts and separate accounts. In certain cases, its subsidiaries may act as advisor or sub-advisor to certain of these funds. In its role as investment advisor, sub-advisor, and/or manager, it may be deemed to be the beneficial owner of the shares held by these funds, but the shares are owned by the funds and it disclaims beneficial ownership of such shares.

As of April 3, 2017, our directors, director nominees, and executive officers as a group beneficially owned 4,597,975 shares of our common stock. The individual security ownership of our directors, director nominees, and named executive officers can be found in “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of April 3, 2017, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held 899,697 shares of our common stock. All the shares of our common stock held by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Charles Schwab Bank, as Trustee of the ESOPT, will vote the shares allocated to a participant’s account as directed by the participant and, if no direction is received, in the same proportion of the stock voted by the Trustee on any matter as to which it has received timely directions.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under our certificate of incorporation and bylaws, the Board may consist of between three and 25 directors, and the number within the range may be changed from time to time by the Board. The Board currently consists of 12 directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp.

The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class III directors will expire at the 2017 annual meeting of stockholders and, if elected at the 2017 annual meeting, the new term will expire at the 2020 annual meeting of stockholders. The current term of the Class I directors will expire at the 2018 annual meeting of stockholders. The current term of the Class II directors will expire at the 2019 annual meeting of stockholders.

Stockholders are being asked to elect four Class III directors. The Class III directors will hold office until the 2020 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination and Governance Committee and the unanimous vote of all independent directors of the Board, has nominated Nelson Chung, Felix S. Fernandez, Ting Y. Liu, and Richard Sun to serve as Class III directors. All of the nominees, except for Richard Sun, are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE (NELSON CHUNG, FELIX S. FERNANDEZ, TING Y. LIU, AND RICHARD SUN) AS CLASS III DIRECTORS.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

●	The age of each nominee and director and the periods each has served as a director of Bancorp.

●	Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of April 3, 2017, by each nominee and director, by each executive officer named in the “Summary

Compensation Table” under “Remuneration of Executive Officers” (“Named Executive Officers”), and by all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him or her.

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/
Nominees for Election for the Term Ending in 2020 (Class III):
Nelson Chung	64	2005	28,285	2/	* /
Felix S. Fernandez	66	2013	4,785	3/	* /
Patrick S.D. Lee ****/	82	1990	225,899	4/	* /
Ting Y. Liu	80	2003	372,713	5/	* /
Richard Sun	64	N/A	5,315	6/	* /
Directors Currently Serving for the Term Ending in 2018 (Class I):
Michael M.Y. Chang	79	1990	236,639	7/	* /
Jane Jelenko	68	2012	5,837	8/	* /
Anthony M. Tang	63	1990	1,026,032	9/	1.29%
Peter Wu **/	68	2003	841,964	10/	1.05%
Directors Currently Serving for the Term Ending in 2019 (Class II):
Kelly L. Chan	70	1990	396,149	11/	* /
Dunson K. Cheng ***/	72	1990	905,524	12/	1.13%
Thomas C.T. Chiu **/	69	2003	288,098	13/	* /
Joseph C.H. Poon	70	1990	56,725	14/	* /
Other Named Executive Officers:
Pin Tai	63	—	20,111	15/	* /
Heng W. Chen	64	—	84,242		* /
Irwin Wong	68	—	63,798	16/	* /
Donald S. Chow	66	—	16,048		* /
All nominees, directors, and executive officers as a group (18 persons)			4,597,975	17/	5.76	% 18/

*/	Percentage of shares beneficially owned does not exceed one percent.

**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.

***/	A Named Executive Officer as well as a director.

****/	Patrick S.D. Lee will not stand for reelection and his term as a Class III director will expire on May 15, 2017.

1/	For each person in this table, percentage ownership is calculated by dividing the number of shares of our common stock beneficially owned by such person by the sum of 79,811,679 shares of our common stock outstanding as of April 3, 2017, and the number of shares of our common stock issuable under options exercisable within 60 days of April 3, 2017.

2/	Includes 10,000 shares held by Nelson Chung Defined Benefit Plan, 10,000 shares held by Nelson Chung Pension Plan, 4,785 shares held jointly by Mr. Chung and his spouse, and 3,500 shares issuable under options exercisable within 60 days of April 3, 2017.

3/	Shares held by the Felix and Catherine Fernandez Trust.

4/	Shares held by the Lee Family Trust.

5/	Includes 353,664 shares held by the Liu Family Inter Vivo Trust and 3,500 shares issuable under options exercisable within 60 days of April 3, 2017.

6/	Includes 1,100 shares held by Mr. Sun’s spouse and 3,215 shares held by JKLM Limited Partnership.

7/	Includes 11,084 shares held jointly by Mr. Chang and his spouse and 208,812 shares held by the Michael and Judy Chang Family Trust.

8/	Shares held by the Jelenko-Norris Intervivos Trust.

9/	Includes 631,022 shares held by Mr. Tang’s spouse and 95,010 shares held by the ESOPT which have been allocated to Mr. Tang’s account.

10/	Includes 772,799 shares held by the PACJU, LLC and 56,189 shares held by Wu Family Trust.

11/	Includes 63,073 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 30,096 shares held by Chansons Properties, 200,000 shares held by the WHFC Grandchildren’s Sprinkling Trust, and 3,500 shares issuable under options exercisable within 60 days of April 3, 2017.

12/	Includes 445,577 shares held by the Dunson Cheng and Cynthia Cheng Trust, 182,452 shares held by the Dunson Cheng and Cynthia Cheng Nonmarital Shares Trust and 102,904 shares held by the ESOPT which have been allocated to Mr. Cheng’s account.

13/	Includes 209,746 shares held by the Chiu Family Trust, 69,732 shares held by Dr. Chiu’s Pension Plan, and 3,500 shares issuable under options exercisable within 60 days of April 3, 2017.

14/	Includes 46,440 shares held by the Poon Family Trust and 3,500 shares issuable under options exercisable within 60 days of April 3, 2017.

15/	Includes 849 shares held by the ESOPT which have been allocated to Mr. Tai’s account.

16/	Includes 5,213 shares held jointly by Mr. Wong and his spouse and 17,914 shares held by the ESOPT which have been allocated to Mr. Wong’s account.

17/	In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of one additional executive officer is included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our nominees, directors, and executive officers as a group includes 17,500 shares issuable under options exercisable within 60 days of April 3, 2017, and approximately 216,677 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers.

18/	The ownership percentage is determined by dividing the number of shares beneficially owned by all our nominees, directors, and executive officers as a group by 79,829,179, which is the sum of 79,811,679 shares of common stock outstanding as of April 3, 2017, and 17,500 shares of common stock issuable under options exercisable within 60 days of April 3, 2017.

Nominees, Continuing Directors, and Executive Officers

Set forth below is information concerning each nominee for election as a Class III director, each of the Class I and II directors whose terms have not yet expired, and each executive officer. Each of the current directors is also a director of Cathay Bank, a wholly-owned subsidiary of Bancorp. The biographical information set forth below includes the person’s principal occupation, business experience over the last five years, positions held, and the experience, qualifications, attributes, or skills that led the Nomination and Governance Committee and the Board to determine that the person should serve as a director. In addition, they each have satisfied other criteria considered by the Nomination and Governance Committee and the Board in evaluating potential nominees and directors, including intelligence, personal character, integrity, and commitment to the community and Bancorp.

Nominees (Class III)

Nelson Chung is President of Pacific Communities Builder, Inc., which has built more than 4,000 home sites and developed more than 150 communities in Southern California. He received a Master of Urban Design degree and is a licensed architect, general contractor, and real estate broker in California.

Mr. Chung has been a Director of Bancorp and Cathay Bank since 2005.

Mr. Chung contributes managerial experience and an extensive knowledge of residential real estate development in Southern California, with which he has been involved for over 30 years. His academic background in urban design and his experience as an architect, general contractor, and real estate broker provide the Board with a unique perspective of the real estate market.

Felix S. Fernandez has served as a leader at Wells Fargo in various capacities for over 15 years. In 2011, he retired as a Corporate Executive Vice President and Regional President of Community Banking for Wells Fargo in the Northern California region, responsible for up to 150 branches, $15 billion in deposits and $1.5 billion in loans, and 2,700 employees. Prior to working at Wells Fargo, Mr. Fernandez served as Executive Vice President of International Business Banking at State National Bank in El Paso, Texas, where he was responsible for the Mexico business market, and also served in various positions at Valley National Bank of Arizona (later a part of Chase Bank). Mr. Fernandez has been active in the community and business organizations throughout his career, including affiliations with the United Way, Boys and Girls Club of America, Boy Scouts of America, Bankers Association for Finance and Trade, and the Greater Sacramento Chamber of

Commerce. He also served on the board of Sacramento State University Enterprise, Inc., Dignity Health Sacramento Service Region Board, Crocker Art Museum, the California Bankers Association, and Pan American Bank. He received a Master of Business Administration degree, with an emphasis in Finance. Mr. Fernandez has been a Director of Bancorp and Cathay Bank since 2013.

Mr. Fernandez brings with him valuable financial skills and diverse experience, along with a leadership record in the banking industry, all of which enhance the Board’s capacity to guide our future growth and development.

Patrick S.D. Lee is the founder and former President of T.C. Construction Corporation, a company involved in the construction and development of commercial and residential real estate in the greater Los Angeles area. Mr. Lee is active in the Los Angeles Chinese-American community and currently serves as a director of the Chinatown Service Center and as an advisor on the Chinese Chamber of Commerce. He has been a Director of Cathay Bank Foundation since 2004. He received a Bachelor of Science degree in Civil Engineering, and has been licensed as a structural engineer, civil engineer, and general contractor. Mr. Lee has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990. He has been serving as the Lead Independent Director of Bancorp since May 2011.

Mr. Lee provides the Board with considerable managerial experience, as well as extensive experience in commercial and residential real estate construction and development in the Los Angeles area. His active involvement in civic organizations within the Chinese-American community served by Cathay Bank, as well as his tenure as a director, provides valuable insight regarding its business and operations.

In connection with his recent retirement announcement, Mr. Lee will not seek for reelection at this stockholder’s meeting and his term as a Class III director will end on May 15, 2017.

Ting Y. Liu, Ph.D., was a co-founder and a director of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Liu was an aerospace research scientist for over 12 years, has been a real estate developer of motels and hotels, and co-founded Western Underwriter, an insurance company, in 1985. He also co-founded the Southern California Hotel/Motel Association in the early 1980s and was active in the Holiday Inn Franchisee Association where he served as the regional committee member for many terms. Mr. Liu received a Ph.D. in Aerospace Science. Also, he attended the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Liu’s extensive experience in commercial real estate development provides a valuable perspective on the real estate market, and his background in the insurance business provides knowledge of the insurance market. His previous service as a director of GBC Bancorp and General Bank provides additional commercial banking and financial institution experience.

Richard Sun is the President of SSS Development, Inc., a real estate investment, development, and management company. He is also the current Mayor and Council Member for the City of San Marino, California.

Dr. Sun received his D.D.S. in Dentistry in 1982 and practiced for 18 years. Dr. Sun has over 30 years of experience in real estate investment and 10 years of experience serving on the boards of financial institutions. Simultaneously, he served in numerous leadership and management roles including his directorships on Trust Bank Board of Directors from 1995 to 2004 and on Omni Bank Board of Directors from 2008 to 2009. Dr. Sun is a community leader and served as Council Member for the City of San Marino since 2009 and has many years of civic service. He served as a Committee Member of both the Economic Development Committee for Monterey Park and the Design Review Committee for San Marino from 2001 to 2004, and Board Member of the Workforce Investment Committee for Los Angeles County from 2000 to 2002. He also served on the Methodist Hospital Foundation Board from 2007 to 2016 and chaired the foundation in 2013.

Dr. Sun currently serves on the Board of Governors of the Los Angeles County Natural History Museum, and a Board Member and President of the Chinese American Elected Officials, a non-profit organization that focuses on civic engagement, membership education, and community outreach.

Dr. Sun brings with him board experiences at financial institutions as well as his depth of knowledge and experience in both public and private companies. The Board believes that his diversified skills will add valuable entrepreneurial, managerial, and leadership perspectives to the Board.

Continuing Directors (Class I)

Michael M.Y. Chang is a retired attorney, having practiced law in Los Angeles for 30 years until retiring in 2000. He was the Secretary of Bancorp and Cathay Bank from 2001 to 2010. Mr. Chang is one of the founders of the Southern California Chinese Lawyers Association. He formerly served as a director of Chinatown Service Center, a community-based Chinese-American health and human services organization in Southern California. He received a Juris Doctor degree and a Bachelor of Science degree in Accounting. Mr. Chang has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chang has been a well-respected attorney in Los Angeles for over 30 years, with the emphasis of his practice being in areas of business law, real estate, corporations, and taxation. The Board benefits from his legal experience and analysis of issues. His participation in the Chinese-American community in Southern California provides knowledge of the local economy, as well as business opportunities for Cathay Bank.

Jane Jelenko was a partner at KPMG LLP, a global audit, tax, and advisory services firm, where she became the first female consulting partner in 1983, and served over 25 years (from 1977 to 2003) in various capacities including the National Industry Director for its Banking and Finance group, a member of the firm’s Board of Directors, and the leader for the firm’s Banking and Investment Services Consulting group. She has also served on the Countrywide Bank board (Audit and Operations Committees), the Los Angeles Area Chamber of Commerce Executive Committee, and the Organization of Women Executives board. She currently serves on the boards of two SunAmerica Mutual Funds families, and on non-profit boards, including the United States Holocaust Memorial Museum, the Center Dance Arts of the Los Angeles Music Center, Dizzy Feet Foundation, The Gabriella Foundation, and the Constitutional Rights Foundation (emeritus). She received a Master of Business Administration degree in Finance. Also, she has been awarded certification by the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. Ms. Jelenko has been a Director of Bancorp and Cathay Bank since 2012.

Ms. Jelenko brings to the Board her extensive managerial and finance experience and community service.

Anthony M. Tang has been Vice Chairman of the Board of Bancorp and Cathay Bank since August 21, 2014 and has over 30 years of banking experience. He was an Executive Vice President of Bancorp from 1994 to September 2013, Senior Executive Vice President of Cathay Bank from 1998 to 2013, Chief Lending Officer of Cathay Bank from 1985 to September 2013, and Executive Vice Chairman of the Board of Bancorp and Cathay Bank from October 2013 to August 20, 2014. Mr. Tang was formerly the Chief Financial Officer and Treasurer of Bancorp from 1990 to 2003. He received a Master of Business Administration degree. Mr. Tang has been a Director of Cathay Bank since 1986 and of Bancorp since it was formed as a holding company in 1990.

Through his service to Cathay Bank in various capacities for over 25 years, Mr. Tang brings to the Board an in-depth knowledge and understanding of its history and business, as well as extensive knowledge of its operations from a financial and accounting standpoint.

Peter Wu, Ph.D., has been Vice Chairman of the Board of Bancorp and Cathay Bank since August 21, 2014, and a Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since 2005. He was Chief Operating Officer of Bancorp and Cathay Bank from 2003 to June 2014, and Executive Vice Chairman of the Board of Bancorp and Cathay Bank from 2003 to August 20, 2014. He was the Chairman of the Board of GBC Venture Capital, Inc. from 1997 to 2014 and President and Chief Executive Officer of GBC Venture Capital, Inc. from 2003 to 2014. Prior to joining Bancorp, Mr. Wu was a co-founder, Chairman of the Board, President, and Chief Executive Officer of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Wu received a Ph.D. in Mathematics. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Wu provides commercial banking and managerial experience to Bancorp and Cathay Bank gained from his executive management positions with GBC Bancorp and General Bank, of which he was a co-founder, and then Bancorp and Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Continuing Directors (Class II)

Kelly L. Chan is an owner of Phoenix Bakery Inc., a family-owned retail bakery that began in Los Angeles Chinatown and has been serving the Los Angeles area for over 75 years. He retired as Vice President of Phoenix Bakery Inc. in 2012. Mr. Chan is a Certified Public Accountant with over 30 years of experience, and received a Master of Business Administration degree. He served in the U.S. Navy from 1970 to 1973 and in the U.S. Naval Reserve until his retirement in 2000 with the rank of Captain. Also, he has been awarded certification by the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. Mr. Chan has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chan offers the Board substantial management experience with privately held businesses, which constitute a significant portion of the customers of Cathay Bank. As a Certified Public Accountant, Mr. Chan adds additional expertise in accounting matters, and serves as chairman of the Audit Committee.

Dunson K. Cheng, Ph.D., has been the Executive Chairman of the Board of Bancorp and Cathay Bank since October 1, 2016. He was the Chairman of the Board, President, and Chief Executive Officer of Bancorp and Chairman of the Board and Chief Executive Officer of Cathay Bank from 1994 to September 2016, and the President of Cathay Bank from 1985 to March 2015. Mr. Cheng has over 30 years of banking experience. He also serves on the boards of DiCon Fiberoptics, Inc. (a supplier of optical components, integrated modules, and test equipment for the fiber optics industry) and Tsinghua Education Foundation (N.A.) Inc. He formerly served on the board of directors of the California Bankers Association. Mr. Cheng received a Ph.D. in Physics. He has been a Director of Cathay Bank since 1982 and of Bancorp since it was formed as a holding company in 1990.

Mr. Cheng provides to the Board his extensive banking experience, his broad knowledge of the business and operations of Bancorp and Cathay Bank, and his strong management and leadership skills. His tenure as an officer and a director for over 30 years affords the Board valuable insight regarding all aspects of the business and operations of Bancorp and Cathay Bank.

Thomas C.T. Chiu, M.D., a medical doctor, had served as President and Chief Executive Officer of an independent physicians association, chairman of its governing board, and chair of various committees at a healthcare facility in Monterey Park, California. He had been a director of General Bank and its publicly-held bank holding company, GBC Bancorp, for 10 years until they merged with Cathay Bank and Bancorp in 2003. Dr. Chiu has been a Director of Bancorp and Cathay Bank since 2003.

Dr. Chiu is a well-respected medical doctor in Southern California. He is an active participant in the Chinese-American community, which is served by Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Joseph C.H. Poon is the President of Edward Properties, LLC, a real estate development company that specializes in residential, industrial, and commercial projects, and has over 30 years of experience in real estate development. He received a Master of Business Administration degree and a Master of Science degree in Civil Engineering. Mr. Poon has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990. He served as the Lead Independent Director of Bancorp from July 2010 to May 2011.

Mr. Poon provides the Board with considerable managerial experience, as well as an extensive background in commercial, industrial, and residential real estate construction and development. He also contributes his academic background in business and engineering.

Executive Officers

Pin Tai has been Chief Executive Officer and President of Bancorp and Chief Executive Officer of Cathay Bank since October 1, 2016, and President and a Director of Cathay Bank since April 1, 2015. Mr. Tai joined Cathay Bank in 1999 as General Manager of New York Regions with a goal to establish our footing in the East Coast region. In 2006, Mr. Tai became Executive Vice President and the General Manager of Eastern Regions, and then became the Deputy Chief Lending Officer in 2010 and the Chief Lending Officer in 2013. He has also been a Director of Cathay Bank Foundation since 2004. Mr. Tai has over 32 years of banking experience. Prior to joining Cathay Bank, Mr. Tai worked at Bank of China in its New York office to help establish its commercial lending operations in the United States.

Heng W. Chen has been Executive Vice President, Chief Financial Officer, and Treasurer of Bancorp and Executive Vice President of Cathay Bank since 2003, and Chief Financial Officer of Cathay Bank since 2004. He was Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust from 2003 to 2013 and has been a Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since

2003. Prior to joining Bancorp, Mr. Chen had over 25 years of experience in the areas of finance, accounting, and banking at City National Bank and its publicly-held bank holding company, City National Corporation, and at Price Waterhouse. Mr. Chen was formerly a Certified Public Accountant and received a Master of Business Administration degree.

Irwin Wong has been Senior Executive Vice President of Cathay Bank since 2014 and Chief Operating Officer of Cathay Bank since April 1, 2015. Mr. Wong joined Cathay Bank in 1988 as Vice President of Branch Administration, advanced to Senior Vice President of Branch Administration in 1989, served as Executive Vice President of Branch Administration from 1998 to 2011, as Executive Vice President and Chief Risk Officer from 2011 to 2013, and as Chief Retail Administration and Regulatory Affairs Officer from January 2014 to March 2015. He has also been a Director of Cathay Bank Foundation since 2002, and Chief Financial Officer/Treasurer of Cathay Bank Foundation from 2004 to 2011. Mr. Wong has over 35 years of banking experience. Mr. Wong is active in community organizations and serves as a director of Junior Achievement of Southern California, the California Council on Economic Education, and the Los Angeles Nashi Hongwanji Buddhist Temple.

Donald S. Chow has been an Executive Vice President and Chief Credit Officer of Cathay Bank since 2014. Mr. Chow joined Cathay Bank in August 2013 as a Consultant of the Office of the President. Prior to joining Cathay Bank, Mr. Chow was Executive Vice President and Senior Supervisor at East West Bank from 2009 to 2013 and President of Desert Community Bank, a Division of East West Bank, from 2007 to 2009. Mr. Chow has over 25 years of banking experience in the areas of credit and commercial lending.

Kim R. Bingham has been an Executive Vice President of Cathay Bank since 2004 and Chief Risk Officer of Cathay Bank since 2014. Mr. Bingham joined Cathay Bank in 2004 as Chief Credit Officer and served in that capacity until December 2013. Prior to joining Cathay Bank, Mr. Bingham managed Private Banking for Mellon Bank in the Western United States and prior to this position, Mr. Bingham served in a series of increasingly responsible staff and management positions in lending and credit for City National Bank. Mr. Bingham has more than 30 years of banking experience.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance. The Board has adopted Corporate Governance Guidelines, which, together with our certificate of incorporation, bylaws, and Board committee charters, form the framework for the governance of Bancorp. The Corporate Governance Guidelines and committee charters are available at www.cathaygeneralbancorp.com.

Meetings

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2016, the Board held 14 meetings. In 2016, each director attended more than 75% of the aggregate total number of meetings of the Board held during the period for which he or she has been a director, and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served. It is our policy to invite and strongly encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors, except Felix S. Fernandez and Jane Jelenko, attended the 2016 annual meeting.

Board Leadership

Dunson K. Cheng has served as both Chairman of the Board and Chief Executive Officer of Bancorp since 1994. On October 1, 2016, Pin Tai was appointed as the Chief Executive Officer of Bancorp and Dunson K. Cheng continue to lead the Board in his new role as the Executive Chairman of the Board.

The Chairman of the Board sets the agendas, presides at Board meetings, and generally takes the lead role in the boardroom. In the absence of the Chairman of the Board, a Vice Chairman presides at Board meetings. Any director may suggest the inclusion of items on the agenda and raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

The Chairman of the Board can be designated by the Board as the Chief Executive Officer or the Executive Chairman. The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board recognizes no single leadership model is right for all companies and at all times. The Board believes it is important to maintain flexibility in its Board leadership structure depending on the needs of Bancorp.

The Board believes that separating the roles of the Chief Executive Officer and Chairman of the Board is the most appropriate structure for Bancorp at this time. The Board believes that this structure provides clarity of leadership following the appointment of Mr. Tai as Chief Executive Officer, and that Mr. Cheng is uniquely qualified through his experience and expertise to continue leading Bancorp in his capacity as the Executive Chairman.

In particular, the Board recognizes that managing the Board can be a separate and time intensive responsibility. By separation of the roles of Chief Executive Officer and Chairman of the Board, it allows Mr. Tai to devote his full attention to the day-to-day supervision, management and control of the business and affairs of Bancorp and Cathay Bank, without the additional responsibilities of Chairman of the Board. The Board also believes that having a separate Chairman of the Board allows Bancorp to continue to benefit from Mr. Cheng’s vast organizational, business and industry experience and expertise in his role as Executive Chairman and from the business synergies and mentoring opportunities.

In accordance with our Corporate Governance Guidelines, if the Chairman of the Board is an employee, or not independent, an independent director shall be elected by the independent directors to serve as the Lead Independent Director.

The Lead Independent Director is elected by the majority of independent directors on an annual basis at the first executive session after the annual stockholders’ meeting, and is charged with the following responsibilities:

●	Presiding at meetings of the independent directors in executive session;

●	Facilitating communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; and

●	Consulting with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

Currently, Patrick S.D. Lee serves as the Lead Independent Director.

The Board also accomplishes much of its governance and oversight role through its Audit, Compensation, Nomination and Governance, and Risk Committees that, with the exception of the Risk Committee, are made up entirely of independent directors, and the chairs of these committees take the lead in matters coming within their purview. In addition, the independent directors meet at least quarterly in executive session. Finally, the Chairman of the Board serves at the pleasure of the Board, and the independent members of the Board (constituting a majority of the directors) can call special meetings if the need arises. The Board believes that Bancorp’s approach to risk oversight helps to ensure that the Board can choose different leadership structures as appropriate without experiencing a material impact on its oversight or risk.

Director Independence

Our Corporate Governance Guidelines provide that the Board shall be comprised of a majority of directors who, in the opinion of the Board, qualify as “independent directors” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). An “independent director” for purposes of the Guidelines means a person other than: (i) an executive officer or employee of Bancorp or its subsidiaries, or (ii) any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered relationships, transactions, and/or arrangements with each of its directors, including those disclosed below under “Transactions with Related Persons, Promoters and Certain Control Persons,” and determined that the following eight of its current 12 members are “independent” as defined in the Nasdaq Stock Market Rules: Kelly L. Chan, Michael M.Y. Chang, Nelson Chung, Felix S. Fernandez, Jane Jelenko, Patrick S.D. Lee (who will not seek reelection this year), Ting Y. Liu, and Joseph C.H. Poon. The Board has also determined that Mr. Richard Sun, who is nominated for the election at the 2017 annual meeting, is “independent” as defined in the Nasdaq Stock Market Rules.

In addition, the Board has determined that:

●	All directors who serve on the Audit, Compensation, and Nomination and Governance Committees are independent under applicable Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules, and

●	All members of the Audit and Compensation Committees meet the additional independence requirement that they not directly or indirectly receive any compensation from us other than their compensation as directors.

The independent directors meet in executive sessions without the presence of any members of Bancorp’s management on a regularly scheduled basis, but not less than four times a year. In 2016, the independent directors met 11 times in executive session.

Risk Management Oversight

The Board is responsible for the oversight of risk management, but it looks to Bancorp’s and its subsidiary Cathay Bank’s management to develop and implement policies, processes, and procedures to appropriately identify, manage, and control risk exposure. The Board’s function is, among other things, to review these policies, processes, and procedures and determine whether they are aligned and integrated with the Board’s corporate strategy and risk tolerance, functioning appropriately, and adequately fostering a culture of risk-adjusted decision making within the organization.

In its oversight role, the Board relies to a large extent on its committee structure. Each of the committees considers the management of risk within the particular area of its responsibility. For example, the Compensation Committee has responsibility for monitoring the performance, and regularly reviewing the design and function, of our incentive compensation plans and arrangements and seeks to ensure that they do not encourage executive officers to take unnecessary and excessive risks that threaten our value and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. Separately, the Audit Committee oversees activities performed by the audit and loan review functions of Bancorp. The Board has delegated the general responsibility for overall risk management oversight to the Risk Committee. The Risk Committee meets periodically with the Chief Risk Officer. The Chief Internal Auditor of Cathay Bank reports on audit matters directly to Cathay Bank’s Audit Committee, which also evaluates the performance of the Chief Internal Auditor.

Risk management oversight is also provided through an internal committee of Cathay Bank, which is chaired by Cathay Bank’s Executive Vice President and Chief Risk Officer. This group meets at least quarterly and is responsible for evaluating relevant risk information, implementing appropriate strategies to address risks, and reporting the results to executive management, the Risk and Compliance Committee of the Cathay Bank Board of Directors, the Risk Committee, and the Board.

The Board receives regular reports from its committees, including the Risk Committee, regarding their deliberations and actions, as well as a quarterly report from the Chief Risk Officer of Cathay Bank, and regularly discusses and evaluates the risks we are facing and the effectiveness of actions being taken to monitor and control exposure from such risks. In addition, the independent directors meet at least annually in executive session with Cathay Bank’s Chief Risk Officer, Cathay Bank’s Chief Internal Auditor, and representatives of Bancorp’s independent registered public accounting firm.

Board Committee Structure

The directors of Bancorp are also the directors of Cathay Bank and members of certain of its committees. The Board has five standing committees: Audit Committee, Compensation Committee, Investment Committee, Nomination and Governance Committee, and Risk Committee. Each of these committees has adopted a written charter which is available on our website at www.cathaygeneralbancorp.com. The following table identifies the current committee membership and the number of meetings held in 2016:

Name	Audit	Compensation	Investment	Nomination and Governance	Risk
Kelly L. Chan	Chair	x		x
Michael M.Y. Chang				x	x
Dunson K. Cheng			Chair		x
Thomas C.T. Chiu			x
Nelson Chung					Chair
Felix S. Fernandez					x
Jane Jelenko	x			x	x
Patrick S.D. Lee		x
Ting Y. Liu	x	Chair		x	x
Joseph C.H. Poon		x	x	Chair
Anthony M. Tang
Peter Wu			x		x
Number of Committee Meetings Held in 2016	13	10	2	4	7

Audit Committee

The Audit Committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors.

As provided by its charter, the Audit Committee shall be comprised of three or more directors, and its members must meet the Nasdaq listing standards, the regulations of the SEC, and the requirements of the Federal Deposit Insurance Corporation.

All members of the Audit Committee are “independent” as defined in the Nasdaq listing standards. The Board conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered an “audit committee financial expert” and determined that Mr. Chan, its Chairman, and Ms. Jelenko each qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The Audit Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit Committee in advance of the performance of the services, provided that the Audit Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approval is reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has not delegated such authority.

Compensation Committee

The purpose of the Compensation Committee is to exercise oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors, the administration of our equity-based compensation plans, and the administration of our incentive and other plans for our executive officers. In addition to its risk management responsibilities as described above, the Compensation Committee has responsibility for: (a) establishing our compensation policies and practices with regard to our Chief Executive Officer and the other executive officers; (b) reviewing and approving, at least annually, goals and objectives with respect to the performance of our Chief Executive Officer and the other executive officers; (c) evaluating, at least annually, the performance of our Chief Executive Officer and the other executive officers in light of the corporate goals and objectives and the performance evaluations; and (d) administering our equity-based compensation plans, including making awards and determining the terms and conditions of awards.

As provided by its charter, the Compensation Committee is comprised of at least two members of the Board. Each member of the Compensation Committee is required to be and is an “independent director” and otherwise qualifies as a member of the Compensation Committee under the Nasdaq listing standards; qualifies as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated by the SEC under the Exchange Act; and qualifies as an “outside director” under the rules promulgated by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code.

Investment Committee

The Investment Committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank.

Nomination and Governance Committee

All members of the Nomination and Governance Committee are “independent” as defined in the Nasdaq listing standards and the Nomination and Governance Committee shall be comprised of three or more members of the Board. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. In addition, the committee has the following responsibilities with respect to corporate governance: (a) developing and recommending to the Board a set of corporate governance guidelines, reviewing and reassessing as appropriate the adequacy of any corporate governance guidelines adopted by the Board and recommending any proposed changes to the Board; (b) considering any other corporate governance issues that arise, developing appropriate recommendations for the Board, and addressing matters of corporate governance not otherwise delegated to other committees of the Board; (c) serving in an advisory capacity to the Board on matters of organizational and governance structure; (d) overseeing the implementation of the Board’s annual reviews of director independence; (e) developing and recommending to the Board a process to evaluate performance of the Board and its committees, and implementing and overseeing any process adopted; (f) reviewing and reassessing, taking into account the assessments of the relevant committees, the adequacy of the various committee charters and recommending any proposed changes to the Board; and (g) assisting the Board in reviewing our senior management development and succession planning. Nominees for this 2017 annual meeting of stockholders were recommended by this committee and unanimously approved by all of Bancorp’s independent directors.

The policy of the Nomination and Governance Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination and Governance Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on the Board and should be directed to Lisa L. Kim, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under “Stockholder Proposals for 2018 Annual Meeting of Stockholders” below. The Board and the

Nomination and Governance Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. When an independent director retires, resigns or declines to stand for reelection, the Nomination and Governance Committee will seek to identify and recommend to the Board candidates for election by the stockholders or by the Board to fill the vacancy who are independent under all applicable standards.

Cathay Bank was founded in 1962 in Los Angeles, California, and is today America’s oldest bank founded by Chinese-Americans. Since that time, it has expanded into metropolitan areas of the U.S. that have substantial Chinese-American populations, as well as established a branch in Hong Kong and a representative office in Shanghai and in Taipei. To better serve its customers, many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese. As Cathay Bank has grown and expanded, the Board and the Nomination and Governance Committee have been considering greater diversity for the Board, in terms of race, gender, national origin, geography, skills, experience, and/or expertise. While there is no specific policy in place with respect to diversity, a conscious effort has been made, and will continue to be made, to add to the Board otherwise qualified individuals who are representative of diverse backgrounds and experiences.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to nominate a director or fill a new position or vacancy on the Board. At the request of the Board, the Nomination and Governance Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm.

The process begins with the Nomination and Governance Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination and Governance Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step is for the candidate to meet with all members of the Board.

Following these meetings, and using the input from such interviews and the information obtained by the Nomination and Governance Committee, the Nomination and Governance Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination and Governance Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

A summary of the qualifications and reasons considered by the Board in connection with its nomination of each director nominee is set forth above under the section entitled “Proposal One–Election of Directors–Nominees, Continuing Directors, and Executive Officers.”

Risk Committee

The purpose of the Risk Committee is to oversee the risk management practices of our operations. This committee exists alongside the Risk and Compliance Committee at Cathay Bank.

The Risk Committee is, among other things, responsible for documenting, reviewing, and approving, on an oversight basis, our enterprise-wide risk management practices, and overseeing the operation of, on an enterprise wide-basis, an appropriate risk management framework commensurate with our capital structure, risk profile, complexity, activities, size, and other appropriate risk-related factors.

As provided by its charter, the Risk Committee shall be composed of at least three Board members and shall be chaired by an independent director. The independent director chair (a) shall not be an officer or employee and shall not have been an officer or employee during the previous three years, (b) shall not be a member of the immediate family, as defined in Regulation Y, of a person who is, or has been within the last three years, an executive officer, as defined in Regulation O, and (c) shall be an independent director under Item 407 of the SEC’s Regulation S-K.

Stock Ownership of Directors

Our Corporate Governance Guidelines provide that directors should hold shares of our common stock with a value equal to two times the amount of the annual cash retainer paid to directors as of March 15, 2012, or the date the director is elected to the Board, whichever is later. It further provides that directors should achieve such holdings within five years of joining the Board or, in the case of directors serving at the time the Guidelines were first adopted, within five years of March 15, 2012.

Compensation of Directors

The directors of Bancorp are also the directors of Cathay Bank’s board of directors (“Bank Board”) and members of certain of its committees.

For 2016, with the exception of Anthony M. Tang and Peter Wu as discussed below, each director who was not also a full-time officer of Bancorp or Cathay Bank was paid an annual retainer of $50,000 payable on a monthly basis in cash and a fee of $750 for each committee meeting or executive session of independent directors attended, except for the regular monthly meeting. Board and Bank Board committee meetings that are held on the same day count only as one meeting, except for the Audit Committee and the Bank Board’s Audit Committee. In addition, the following annual retainers were paid: $12,000 to the Lead Independent Director of Bancorp, $12,000 to the chair of the Audit Committee, $15,000 to the chair of the Bank Board’s Credit Committee, and $6,000 to the chairs of all Board or Bank Board committees other than the chairs of the Bank Board’s Audit Committee, Investment Committee, and Risk & Compliance Committee who only received retainers for their service as the respective chairs of the Board’s Audit Committee, Investment Committee, and Risk Committee. Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the boards and committees and in traveling on company business. The Compensation Committee advises the Board on director compensation.

Effective April 1, 2016, the annual retainers were adjusted as follows: $20,000 to the Lead Independent Director of Bancorp, $15,000 to the chair of the Audit Committee, $10,000 to the chair of the Compensation Committee, and $7,500 to the chairs of all Board or Bank Board committees other than the chairs of the Bank Board’s Audit Committee, Investment Committee, and Risk & Compliance Committee who only received retainers for their service as the respective chairs of the Board’s Audit Committee, Investment Committee, and Risk Committee. Furthermore, the annual retainer of $15,000 to the chair of the Bank Board’s Credit Committee will remain the same.

On March 17, 2016, the Board received a presentation by the Director of Human Resources of Cathay Bank, with materials that included a peer analysis and historical data on board and chairperson compensation and a recommendation based on the data. After reviewing and discussing the materials and recommendation, the Board determined to award each of the non-employee directors and Anthony M. Tang and Peter Wu, who are employee directors, a number of shares of common stock with a target value of $50,000 based on the closing price that day.

Our Corporate Governance Guidelines provide that the Board may make exceptions to the policy that a director who is also an officer or employee of Bancorp shall not receive additional compensation for such services as a director.

In addition to the awarded shares stated above, Anthony M. Tang was paid a base salary of $180,000 for his service as Vice Chairman of the Board of Bancorp and Cathay Bank, an annual retainer as chair of the Bank Board’s Credit Committee, an annual retainer as a director, and committee meeting attendance fees.

In addition to the awarded shares stated above, Peter Wu was paid a base salary of $200,000 for his service as Vice Chairman of the Board of Bancorp and Cathay Bank, an annual retainer as a director, and committee meeting attendance fees.

Director Compensation

The following table sets forth for 2016 a summary of the compensation paid to all directors who were not also a Named Executive Officer:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation 2/ ($)	Total ($)
Kelly L. Chan	98,000	49,985	—	—	—	—	147,985
Michael M.Y. Chang	105,500	49,985	—	—	—	—	155,485
Thomas C.T. Chiu	107,000	49,985	—	—	—	—	156,985
Nelson Chung	72,125	49,985	—	—	—	—	122,110
Felix S. Fernandez	101,750	49,985	—	—	—	—	151,735
Jane Jelenko	83,000	49,985	—	—	—	—	132,985
Patrick S.D. Lee	120,503	49,985	—	—	—	—	170,488
Ting Y. Liu	100,247	49,985	—	—	—	—	150,232
Joseph C.H. Poon	86,375	49,985	—	—	—	—	136,360
Anthony M. Tang	289,942 3/	49,985	—	—	—	7,200	347,127
Peter Wu	301,769 4/	49,985	—	—	—	8,000	359,754

1/

No stock options were granted in 2016. The aggregate number of options outstanding as of the close of December 31, 2016, for each named director is as follows: Mr. Chan—3,500, Mr. Chang—3,500, Dr. Chiu—3,500, Mr. Chung—3,500, Mr. Lee—3,500, Mr. Liu—3,500, and Mr. Poon—3,500.

2/

The amount in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

3/

This amount consists of $180,692 for Mr. Tang’s services as Vice Chairman of the Board of Bancorp and Cathay Bank, a retainer fee of $50,000 as a director of Bancorp and Cathay Bank, an annual retainer fee of $15,000 as chair of the Bank Board Credit Committee, and committee meeting attendance fees of $44,250.

4/

This amount consists of $200,769 for Mr. Wu’s services as Vice Chairman of the Board of Bancorp and Cathay Bank, an annual retainer fee of $50,000 as a director of Bancorp and Cathay Bank, and committee meeting attendance fees of $51,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide information relevant to an understanding of our executive compensation program, philosophy and objectives, our process for making compensation decisions, and our executive compensation components. We also address the factors most relevant to an understanding of our compensation policies and decisions regarding the 2016 compensation for each of the executive officers identified in the “Summary Compensation Table” under “Remuneration of Executive Officers” below (the “Named Executive Officers”).

Objectives of Our Executive Compensation Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals. We seek to implement this policy, in part, through our executive compensation program.

We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance and does not encourage the taking of unnecessary and excessive risk or encourage the manipulation of reported earnings. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals.

Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and equity-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components, all of which are intended to work together to help fulfill the objectives of our compensation policy, which are to:

●	attract, motivate, and retain capable executive management and other key personnel;

●	optimize the individual performance of our executive officers and our financial and operating performance;

●	align the interests of our executive officers with those of our stockholders and link specific performance to the overall quality and sustainability of our performance and profitability;

●	ensure that we are not unnecessarily exposed to risks or to the manipulation of our reported earnings;

●	more closely reflect programs that can be utilized on an ongoing basis; and

●	provide incentives that appropriately balance risk and reward, are commensurate with prudent risk-taking, and are compatible with effective controls and risk-management.

We seek to combine these components, which are described below, in such a way as to best achieve these objectives.

2016 Performance

The following are highlights of our financial performance for 2016:

●	Net income increased 8.7% to $175.1 million from $161.1 million in 2015.

●	Diluted earnings per share increased 10.6% to $2.19 from $1.98 in 2015.

●	Total loans, excluding loans held-for-sale, increased by $1.0 billion, or 10.2%, to $11.2 billion at December 31, 2016, compared with $10.2 billion at December 31, 2015.

●	Total deposits increased by $1.2 billion, or 11.1%, to $11.7 billion at December 31, 2016, from $10.5 billion at December 31, 2015.

●	Total nonperforming assets decreased by $7.0 million, or 9.2%, to $69.8 million, from $76.8 million in 2015.

Consistent with our continued strong financial performance, our total shareholder return for 2016 was 24% and our common stock dividend increased from $.18 per share in the fourth quarter of 2015, to $.21 per share in the fourth quarter of 2016.

2016 Executive Compensation Highlights

The following are significant developments with respect to our 2016 executive compensation decisions:

●	Dunson K. Cheng, the Chairman of the Board, President, and Chief Executive Officer, retired from his position as President and Chief Executive Officer of Bancorp and Chief Executive Officer of Cathay Bank, effective September 30, 2016. Pursuant to Bancorp’s succession plan, Pin Tai, the President of Cathay Bank was appointed Chief Executive Officer of Cathay Bank and Chief Executive Officer and President of Bancorp. In connection with these changes the annual base salary of Mr. Cheng, who remains the Executive Chairman of Bancorp, was reduced from $1,000,000 to $800,000, and Mr. Tai entered into a three-year employment agreement, as described further below.

●	Base salaries are adjusted, when appropriate, as of April 1. Salary adjustments as of April 1, 2016 ranged from 0% (for Mr. Cheng) to an increase from $450,000 to $700,000 in the case of Mr. Tai. Mr. Tai’s adjustment both reflected his previous promotion to President of Cathay Bank and his contemplated promotion to Chief Executive Officer of

Cathay Bank and Chief Executive Officer and President of Bancorp. Mr. Tai’s annual base salary was not further adjusted when he became Chief Executive Officer of Cathay Bank and Chief Executive Officer and President of Bancorp in October 2016.

●	Bonuses were awarded in March 2017 based on 2016 performance. Bonus increases for the three Named Executive Officers who occupied the same position throughout the year ranged from 4% to 14%. Reflecting the changes in position that occurred October 1, 2016, Mr. Cheng’s bonus for the year decreased 3% and Mr. Tai’s increased 126%.

●	Changes to Bancorp’s long-term incentive award program were implemented on December 15, 2016. For awards approved in 2016, the program was modified so that, while 50% of the awards were earned based on earnings per share (“EPS”) over the three-year performance period beginning on January 1, 2017, the remaining 50%, which was previously based on total shareholder return (“TSR”) over the same general three-year performance period compared to comparable banks, was split so that 25% remained based on TSR compared to comparable banks and the remaining 25% was based on Bancorp’s return on assets (“ROA”) compared to comparable banks over the above-described three-year performance period. For further discussion, see below under “Compensation Decisions for Named Executive Officer.”

Components of Our 2016

Executive Compensation Program

The Compensation Committee believes that the design of our executive compensation program provides a proper balance between the key components, which are:

●	competitive base salaries,

●	short-term bonuses, and

●	long-term equity incentives.

In addition, we provide our executive officers with:

●	retirement benefits under a 401(k) plan and an employee stock ownership plan for employees who met their eligibility requirements prior to January 2003,

●	life, health, dental, disability, and medical reimbursement plans, and

●	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our executive compensation program. The Compensation Committee does not follow rigid formulas for allocating compensation among these various components. Instead, it utilizes its judgment taking into account our safety and soundness, as well as consideration of our business objectives, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive pay practices and trends, and regulatory requirements.

We describe below each of these components and how determinations are made in general by the Compensation Committee under our compensation program for our executive officers. The specific amounts paid or awarded to our Named Executive Officers for 2016 and the rationale are set forth below under “Compensation Decisions for Named Executive Officers.”

Base Salaries

We provide our executive officers with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Compensation Committee does not apply any fixed formula for setting base salaries for our executive officers. Instead, it considers a wide range of factors. In particular, the Compensation Committee will consider our overall financial and operating performance and profitability, and its evaluation of each executive officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighing, with reference to financial factors such as net income, earnings per share, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits.

The evaluation of each executive officer’s individual performance involves consideration of such factors as the significance of the executive officer’s services, level of responsibility, any changes in those responsibilities, and the achievement of individual performance goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Compensation Committee may consider the executive officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living.

The Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions at banks and bank holding companies considered to be similar to Cathay Bank and Bancorp. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered in March as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes. The Compensation Committee does not set any target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considers the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. However, the Compensation Committee takes into consideration the compensation history of the executive officers and will observe past ranges for reference and guidance without being bound or limited by them.

Cash Bonuses

The Compensation Committee adopted, effective January 1, 2014, an Executive Officer Annual Cash Bonus Program (the “Bonus Program”), pursuant to which our executive officers may be entitled to cash bonus awards that constitute cash awards under our 2005 Incentive Plan, as amended and restated effective May 18, 2015 (the “2005 Incentive Plan”). The purpose of the Bonus Program is to attract, motivate, and retain capable executive management and other key personnel by providing incentives that are commensurate with prudent risk taking, that do not pose a threat to safety and soundness, and that seek to link compensation to our overall strategic goals. To determine a participant’s bonus award, the Compensation Committee may establish for a “program year” company-wide financial criteria, including the achievement of quantifiable financial metrics (e.g., diluted earnings per share, return on average assets, loan growth, deposit growth, and efficiency ratio) and metric and/or nonmetric individual or department-wide performance goals. Following completion of a program year, the Compensation Committee determines the extent to which the financial criteria and performance goals for each participant have been achieved or exceeded and the amount of the bonus award to be paid. The Bonus Program sets forth factors the Compensation Committee should take into account in determining financial criteria and performance goals and the circumstances in which the results and bonus awards may be adjusted, taking into account safety and soundness and risk-management. Any bonus awards are subject to a three-year clawback provision, whereby under specified circumstances some or all the amounts paid may be recovered or the value recouped. If necessary to comply with the deductibility requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee will determine a participant’s performance-based bonus award by reference to the pre-established, objective performance criteria and goals, the material terms of which have been approved by our stockholders under our 2005 Incentive Plan.

Equity Incentives

The 2005 Incentive Plan permits us to grant stock options, stock awards (including shares, stock appreciation rights, stock units and other similar awards), and cash awards.

Equity awards under the 2005 Incentive Plan compensate eligible participants for their contributions to our business and encourage them to exert maximum efforts for our success by providing them with an opportunity to benefit from increases in the value of our common stock, thereby aligning the interests of the participants with those of our stockholders. In this manner, the awards serve as an incentive and reward for the achievement of our long-term business goals and a means to attract, motivate, and retain key personnel.

The Compensation Committee has authority to determine the number and type of equity awards for executive officers and other employees. Awards are generally based on a qualitative analysis of the individual’s performance and our overall performance and profitability, taking into account the factors discussed above under “Base Salaries” and “Cash Bonuses.” For general reference purposes only, the Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

For the past several years, the equity incentive awards made by the Compensation Committee have been in the form of restricted stock units. For the executive officers, including the Named Executive Officers, the vesting of these restricted stock units has been based on performance, which through 2015 consisted of diluted earnings per share and TSR compared to comparable banks. In 2016, this was expanded to include a third metric – ROA as compared to comparable banks. The restricted stock units awarded to other executive officers are time-based and vest at the end of three years.

Awards generally have been made on meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Compensation Committee. All awards are made at or above the fair market value of our common stock as quoted on the Nasdaq Global Select Market.

Retirement and Other Benefits

Bancorp’s primary retirement plan is the 401(k) Profit Sharing Plan, which is available to salaried employees of Cathay Bank who have completed three months of service and have attained the age of 21. Participants can contribute up to 75% of their eligible compensation for the year (subject to Internal Revenue Code limits). After a participant has one year of service, Cathay Bank matches 100% on the first 4% of eligible compensation contributed per pay period. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% is vested after five years of service.

In addition, Cathay Bank maintains the Bank Employee Stock Ownership Plan (the “ESOP”), under which a participant’s benefits consist of cash (or cash equivalents) and shares of our common stock allocated to the participant. We have not made contributions since 2004, and do not expect to make any contributions in the future.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation in favor of our executive officers and that are generally available to all salaried employees.

Our executive officers are eligible to participate in all of these plans on the same terms as other employees.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that the Board and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers. Currently, these perquisites consist primarily of automobile expenses and club memberships. For 2016, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each, except for our former Chief Executive Officer, Dunson K. Cheng.

Establishing Our Executive Compensation

Role of Compensation Committee

The Compensation Committee, which is comprised of independent directors, exercises oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors. For information relating to the composition and responsibilities of the Compensation Committee, see “Compensation Committee” under “Board of Directors and Corporate Governance” above.

The Chief Executive Officer and the Compensation Committee review the performance of each executive officer (other than the Chief Executive Officer). The conclusions reached and recommendations made based on these reviews, which include salary adjustments, cash bonuses and equity awards, are then taken into account by the Compensation Committee as it makes decisions about compensation of the executive officers. With respect to the Chief Executive Officer, the Compensation Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and approves the Chief Executive Officer’s compensation based on that evaluation. The Chief Executive Officer does not participate in any deliberations or voting regarding his own compensation. In addition, commencing October 1, 2016, the Compensation Committee sets the compensation of the Executive Chairman using a process in which neither the Executive Chairman nor the Chief Executive Officer participates.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel, or such other advisors to the Compensation Committee as it, in its sole discretion, deems necessary or advisable to assist it in carrying out its responsibilities. The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any such compensation consultant or other advisor. Before selecting an advisor or receiving advice, other than from our in-house counsel, the Compensation Committee makes inquiry and assesses the responses to determine whether there are any potential conflicts of interest. In making its determinations with respect to compensation, the Compensation Committee also has access to and seeks input from senior management, the Lead Independent Director, and other directors, as well as receiving administrative support and advice from the General Counsel, the Director of Human Resources of Cathay Bank, our senior risk officers, and representatives of other departments of Cathay Bank.

Compensation Consultant

In June 2012, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant. FWC reports directly to the Compensation Committee. Management has not retained its own compensation consultant. The Compensation Committee has conducted an inquiry and assessment with respect to FWC, and determined that it is independent of management, provides no other services to us or to management, has in place policies and procedures designed to prevent conflicts of interest, and has no conflicts of interest in acting as a compensation consultant to the Compensation Committee.

As part of its engagement, FWC informs the Compensation Committee on practices and trends in executive compensation in the banking sector and current guidelines on executive compensation of proxy advisory firms, and provides compensation data with respect to comparable financial institutions. FWC has assisted the Compensation Committee in numerous areas, including (a) designing a compensation plan for certain of our executive officers that can meet the requirements of Section 162(m) of the Internal Revenue Code, (b) structuring our equity compensation program, (c) assessing whether our incentive compensation program will be commensurate with prudent risk-taking and links specific performance to the overall quality and sustainability of our performance and profitability, and (d) reviewing the CD&A in our proxy statements.

FWC was consulted by the Compensation Committee as to how annual and long-term incentives might be structured and,

in particular, with respect to the design of the Bonus Program and of the performance-based restricted stock units that were awarded by the Compensation Committee. In awarding the performance-based restricted stock units, the Compensation Committee also consulted with FWC as to the tax and accounting treatment of the units compared to other forms of equity awards, the vesting provisions in the case of events such as death, disability, retirement, and change in control, and the range and scope of clawbacks. The amounts of the cash bonus and restricted stock unit awards were ultimately determined by the Compensation Committee.

Peer Group

As part of its engagement, FWC has advised the Compensation Committee in its selection of a group of peer companies (“Peer Group”) for purposes of assessing the competitiveness of executive compensation and performance. In September 2015, FWC reviewed the peer group adopted in 2014 and reported that Bancorp was in the 25th percentile in total assets and below the median in market capitalization. The Compensation Committee accepted FWC’s recommendation that the Peer Group be rebalanced so that Bancorp moved closer to the median in size. As of December 31, 2015, total assets for the new Peer Group ranged from $5.7 billion to $35.6 billion, and market capitalization ranged from $0.6 billion to $6.0 billion. By comparison, our total assets were $13.3 billion and our market capitalization was $2.5 billion, which placed us closer to the median of the new Peer Group. The new Peer Group consisted of the following 18 companies (the companies added in September 2015 are in boldface):

●	Bank of Hawaii Corporation

●	BBCN Bancorp, Inc.

●	Boston Private Financial Holdings, Inc.

●	City National Corporation *

●	CVB Financial Corp.

●	East West Bancorp, Inc.

●	First Financial Bancorp

●	Flushing Financial Corporation

●	MB Financial, Inc.

●	National Penn Bancshares, Inc.

●	PacWest Bancorp

●	Pinnacle Financial Partners, Inc.

●	PrivateBancorp, Inc.

●	Prosperity Bancshares, Inc.

●	Sterling Bancorp

●	Umpqua Holdings Corporation

●	Valley National Bancorp

●	Western Alliance Bancorporation

*	City National Corporation was acquired by the Royal Bank of Canada on November 2, 2015. Its total assets were computed as of September 30, 2015 and its market capitalization as of October 28, 2015, both of which were at the top of the range.

FWC again reviewed Bancorp’s peer group in the fall of 2016 and noted that two companies, City National Corporation and National Penn Bancshares were no longer available as peers, due to having been acquired. FWC proposed that two new companies, Bank of California and Opus Bank, be added to replace them, which suggestion was accepted by the Compensation Committee. With respect to this new peer group, as of December 31, 2015, Bancorp was at the 50th percentile in terms of total assets and at the 60th percentile in terms of market capitalization.

Compensation Decisions for Named Executive Officers

During 2016, the Compensation Committee held 10 meetings to discuss, review, and/or deliberate about our compensation program and the appropriate levels of compensation for the executive officers. As discussed in this CD&A and elsewhere in this proxy statement, the Compensation Committee, consistent with its charter and the objectives of our compensation program, reviewed and considered relevant information available to it in making its compensation decisions.

While our policies and decisions with respect to our Named Executive Officers are not materially different than for our other executive officers, the Compensation Committee is not precluded from taking into account exceptional circumstances when making its decisions so long as those policies and decisions are believed to be in our best interests and those of our stockholders. In the case of our former Chief Executive Officer, the greater relative size and range of his total compensation while serving as our Chief Executive Officer until his retirement from the position in September 2016 reflect his length of service, his critical role as the key person responsible for our expansion and growth, and his leadership in guiding us through the recession and financial crisis of recent years back to profitability.

Base Salaries. On March 17, 2016, the Compensation Committee adjusted the annual base salaries for each of our Named Executive Officers, effective April 1, 2016. The annual base salaries for the Named Executive Officers before adjustment and after adjustment are as follows:

Name	Annual Base Salary Before Adjustment ($)	Annual Base Salary After Adjustment ($)
Pin Tai	450,000	700,000
Heng W. Chen	425,000	444,000
Dunson K. Cheng	1,000,000	1,000,000
Irwin Wong	350,000	400,000
Donald S. Chow	320,000	336,000

The Compensation Committee discussed both merit increases in the base salaries and cash bonuses for the executive officers. In making its determination of merit increases, the Compensation Committee was presented with an analysis that included company-wide financial criteria, individual or department-wide goals for each executive officer, historical data of base salaries and cash bonuses, a survey of competitive peers, and proposed performance-based 2016 annual incentive awards. Mr. Cheng discussed with the Compensation Committee management’s recommendations for merit increases in base salary and cash bonuses. After excusing Mr. Cheng, the Compensation Committee reviewed the analysis, and discussed the corporate performance index, target earnings per share, the overall percentage for company-wide goals, the overall percentage for individual and department goals, and personal performance for each executive officer. Mr. Cheng’s salary was not increased and the increases for Messrs. Chen, Wong, and Chow ranged from 4% to 14%. The significant increase in Mr. Tai’s base salary to $700,000 reflects his new responsibilities as President of Cathay Bank and his contemplated promotion to Chief Executive Officer of Cathay Bank and Chief Executive Officer and President of Bancorp.

Subsequent to March 2016, Mr. Cheng’s annual base salary was adjusted from $1,000,000 to $800,000, effective October 1, 2016, to reflect his retirement from the positions of Chief Executive Officer and President of Bancorp and Chief Executive Officer of Cathay Bank while continuing as Executive Chairman of the Board and of the Cathay Bank Board of Directors. Although Mr. Tai was appointed Chief Executive Officer and President of Bancorp and as Chief Executive Officer of Cathay Bank at that time as part of Bancorp’s succession plan, his annual base salary was not increased from $700,000, insofar as his salary increase on April 1, 2016 took into account his contemplated promotion to these positions at the time of Mr. Cheng’s retirement.

Bonuses. On March 9, 2017, the Compensation Committee reviewed a schedule showing for each Named Executive Officer the base salaries for 2016, the cash bonus for 2015, and the long-term incentive dollar values for restricted stock units awarded in December 2016; a weighing of company-wide financial criteria, corporate goals and individual goals; target bonuses compared with peers; and Mr. Tai’s recommendations for awards with respect to Mr. Chen, Mr. Wong, and Mr. Chow. This schedule was discussed with Mr. Tai, following which he left the meeting and the Compensation Committee discussed the achievement of the previously established financial criteria and other goals by each of the Named Executive Officers.

On March 10, 2017, the Compensation Committee awarded cash bonuses to the Named Executive Officers for 2016. The amounts awarded to the Named Executive Officers are as follows:

Name	Amount of Cash Bonus ($)
Pin Tai	550,000
Heng W. Chen	340,000
Dunson K. Cheng	1,300,000
Irwin Wong	320,000
Donald S. Chow	240,000

 The Compensation Committee previously determined the company-wide financial criteria and individual and department-wide goals on March 22, 2016 for the award of cash bonuses to the Named Executive Officers for 2016 under the Bonus Program. While company-wide financial criteria were established for all the Named Executive Officers, only the financial criteria for Mr. Cheng and Mr. Tai specified maximum bonus amounts related to their base salaries that depend on various levels of achievement. With respect to the company-wide financial criteria for the other Named Executive Officers, no cash bonus targets or percentages of base compensation were established.

The basis on which the amounts of the cash bonus awards were determined was as follows for each of the Named Executive Officers:

Pin Tai. The Compensation Committee set our net income as the specific financial criteria for the award of a cash bonus to Mr. Tai for the measurement period of 2016. The terms of Mr. Tai’s net income goal provided for a range of potential maximum bonuses, starting with his eligibility to receive a cash bonus of up to 106% of his base salary for net income of $115.23 million to $123.47 million (no bonus is payable if net income was below $115.23 million) scaling up to 190% of his base salary if net income was over $184.37 million, with the Compensation Committee having the right in its discretion to award a lesser amount than the amounts designated. Additional bonus metrics were also established for Mr. Tai, of which 70% was based on company-wide financial performance and the remaining 30% was based on nonquantitative goals. Of the financial criteria, 70% was tied to diluted EPS of $2.158 and 30% was tied to loan growth of 7.34%. The nonquantitative goals related largely to his individual performance and his responsibilities as President of Cathay Bank. These goals consisted of (1) motivating, coaching, and supporting direct reports in meeting or exceeding their goals, (2) recruiting high potential officers to grow Cathay Bank and strengthen the management bench, (3) representing Cathay Bank in various community functions and business activities, (4) making joint calls with relationship managers to strengthen and build relationships with current and new customers, (5) supporting the China Business Development Department to grow the China related business, (6) coordinating with key executives and Board members to update the three-year strategic plan, and (7) overseeing the commercial lending, risk management, finance and accounting, and legal functions of Cathay Bank.

Based on the Bonus Program, a net income of between $174.5 million to $179.44 million would have entitled Mr. Tai to be eligible for a cash bonus of up to 165% of his base salary as of January 1, 2016, or $742,500. Our net income for 2016 was $175.1 million. In determining the cash bonus award for Mr. Tai, we reported diluted earnings per share for 2016 of $2.19, or 1.48% over the $2.158 target, and loan growth of 10.2% (excluding loans held for sale). Most of the nonquantitative actions are ongoing and satisfactory progress was made in 2016. Taking these factors into account and Mr. Tai’s role as the Chief Executive Officer and President of Bancorp and Chief Executive Officer of Cathay Bank on October 1, 2016, the Compensation Committee determined that an appropriate bonus amount was $700,000, of which

$550,000 was paid in cash on March 15, 2017, and $150,000 was paid in restricted stock units granted on March 27, 2017 that will vest in three equal installments on the first, second, and third anniversaries of the grant date.

Heng W. Chen. Of the cash bonus criteria for Mr. Chen, 70% was based on company-wide financial performance and the remaining 30% was based on nonquantitative goals. The sole financial goal was achieving diluted earnings per share of $2.158. The nonquantitative goals related largely to his individual performance and his responsibilities as Chief Financial Officer. These included actions related to supervising preparation of the Pre-Provision Net Revenue (PPNR) portion of the Dodd-Frank Act Stress Test (DFAST) and the capital plan, reducing the effective tax rate, managing capital through acquisitions, increasing dividends and possible stock buybacks, maintaining an active investor relations program, supervising the treasury function, complying with applicable financial and regulatory reporting requirements, developing executives as part of a long-term succession plan, and managing functional areas of his responsibility.

In determining the cash bonus award for Mr. Chen, as previously noted, reported diluted earnings per share for 2016 were 1.48% over target, and the nonquantitative individual actions were taken and progressed satisfactorily.

Dunson K. Cheng. The Compensation Committee set our net income as the specific financial criteria for the award of a cash bonus to Mr. Cheng for the measurement period of 2016. The terms of Mr. Cheng’s net income goal provided for a range of potential maximum bonuses, starting with his eligibility to receive a cash bonus of up to 114% of his base salary as of January 1, 2016 for net income of $115.23 million to $123.47 million (no bonus is payable if net income was below $115.23 million) scaling up to 205% of his base salary if net income was over $184.37 million, with the Compensation Committee having the right in its discretion to award a lesser amount than the amounts designated. In 2015 there had also been prepared for Mr. Cheng a list of additional performance measures to be taken into account in determining the amount of his bonus, which consisted of a diluted EPS goal (weighted 70%) and individual goals of successful succession planning and management team supervision, which individual goals were collectively weighted at 30%. While a similar list was not prepared for 2016, the Compensation Committee continued to take these factors into account.

Based on the Bonus Program, a net income of between $174.5 million to $179.44 million would have entitled Mr. Cheng to be eligible for a cash bonus of up to 178% of his base salary, or $1,780,000. Our net income for 2016 was $175.1 million. The Compensation Committee evaluated Mr. Cheng’s overall performance, taking into consideration the financial goal achieved by Bancorp and other nonfinancial performance, as well as the fact that, for the last three months of the year, Mr. Cheng no longer functioned as the Chief Executive Officer and President of Bancorp nor as the Chief Executive Officer of Cathay Bank, and determined that it was appropriate to award Mr. Cheng a bonus of $1,450,000, of which $1,300,000 was paid in cash on March 15, 2017, and $150,000 was paid in restricted stock units granted on March 27, 2017 that will vest in three equal installments on the first, second, and third anniversaries of the grant date.

Irwin Wong. Of the cash bonus criteria for Mr. Wong, 45% was based on company-wide financial performance and the remaining 55% was based on both quantifiable and nonquantifiable individual and department goals. The sole company-wide financial goal was achieving diluted earnings per share of $2.158. The other goals related largely to his individual performance and his responsibilities as Chief Operating Officer of Cathay Bank. These included meeting or exceeding deposit goals, mortgage loan goals, and loan and wealth management referrals, as well as increasing products/services per household, increasing product adoption, increasing noninterest income, and improving customer experience. Finally, he was to satisfactorily manage his functional areas of responsibility.

In determining the cash bonus award for Mr. Wong, as previously noted, reported diluted earnings per share for 2016 were 1.48% over target. All of the quantifiable criteria were met or exceeded and the functional areas of responsibility were managed satisfactorily.

Donald S. Chow. Of the cash bonus criteria for Mr. Chow, 50% was based on company-wide financial performance and the remaining 50% was based on both quantifiable and nonquantifiable individual and department goals. The sole financial goal was achieving diluted earnings per share of $2.158. The individual and department goals related largely to his individual performance and his responsibilities as Chief Credit Officer of Cathay Bank. The qualitative goals included those relating to the quarterly average of delinquencies, the ratio of nonperforming assets and other real estate owned to total loans, and operating expenses being within budget. His individual goals also included managing his functional areas of responsibility and creating a positive credit environment, as well as heading initiatives relating to loan policies and procedures, product development, productivity of the appraisal operating system, and development and implementation of a credit training program.

In determining the cash bonus award for Mr. Chow, as previously noted, reported diluted earnings per share for 2016 were 1.48% over target. All of the quantifiable criteria were met or exceeded, the new initiatives were undertaken, and the functional areas of responsibility were managed satisfactorily.

Equity Incentives. In December of each year beginning in 2013, the Compensation Committee has awarded performance-based restricted stock units to the Named Executive Officers under our 2005 Incentive Plan.

FWC was consulted in 2013 by the Compensation Committee with respect to the structure of the program for performance-based restricted stock units, which included consideration of the types and amounts of long-term incentives at companies in our Peer Group. The Compensation Committee also considered the methodologies for calculating the amounts of the awards. It was determined that executives would be granted a target number of restricted stock units for each award type that would be based on an approved dollar value, which would then be converted to an amount of restricted stock units, based on accounting values, which in the case of the total stockholder return-based restricted stock units, used the Monte-Carlo valuation model. The tax and accounting treatment of performance share units compared to other forms of equity awards, the vesting provisions in the event of death, disability or retirement or a change in control, and the range and scope of clawbacks were also considered by the Compensation Committee in approving the program.

If target performance is achieved, each restricted stock unit generally represents the right to receive one share of our common stock at the end of the performance period, subject to adjustment. Performance above the target generally results in payment of additional shares and performance below the target generally results in payment of fewer or no shares. The performance period for the restricted stock unit awards is three years. For 2013 to 2015, the metrics for the awards consisted of diluted earnings per share (“EPS”) and total stockholder return (“TSR”) based on stock price growth plus dividends, relative to the companies in the KBW Regional Bank Index over the performance period. The Compensation Committee chose these two metrics because it concluded that successful performance against these metrics would align well with increases in long-term stockholder value. The value of the awards was split approximately 50/50 between these two metrics. With respect to the 2016 grant, the Compensation Committee determined to introduce a third metric – return on assets (“ROA”) relative to the companies in the KBW Regional Bank Index over the performance period. The Compensation Committee considered ROA an important measure of long-term financial success for Bancorp and determined that adding this additional metric would improve the operation of the long-term incentive program. It was determined that for 2016 long-term incentives would be split approximately 50/25/25 among the EPS metric, the TSR metric, and the ROA metric.

The number of target restricted stock units will be increased to the extent that dividends are paid on our common stock, as if reinvested on the ex-dividend date in additional shares.

If a “change in control” occurs before the end of the performance period, a number of the target restricted stock units based on EPS or TSR or ROA may be earned depending on the timing of change in control and whether the restricted stock units are assumed by a public company. All the restricted stock units earned will be fully vested, and distribution of shares will commence generally within 90 days following the end of the performance period, provided the Named Executive Officer remains continuously employed through the performance period. Special provisions will apply if a Named Executive Officer dies, incurs a “total and permanent disability” or terminates employment on account of “retirement.”

Provision is made for cancellation of restricted stock unit awards or repayment under certain circumstances. In the event a restatement of our financial results occurs, up to 50% of the aggregate awards for that individual can be forfeited or cancelled, whether or not such units are vested. If a distribution of shares has already occurred, provision is made for the surrender of up to 50% of the total shares received or, if shares have been sold, repayment of the proceeds, but in no event more than 50% of the aggregate fair market value of all shares received by the employee pursuant to the award agreements.

The performance-based restricted stock units awarded by the Compensation Committee on December 15, 2016 to the Named Executive Officers are as follows:

Name	Number of Restricted Stock Units Based on EPS (#)	Number of Restricted Stock Units Based on TSR (#)	Number of Restricted Stock Units Based on ROA (#)
Pin Tai	19,946	10,384	9,973
Heng W. Chen	6,648	3,461	3,324
Dunson K. Cheng	11,635	6,057	5,817
Irwin Wong	7,779	4,050	3,889
Donald S. Chow	4,521	2,353	2,260

In considering the award of performance-based restricted stock units, the Compensation Committee reviewed materials prepared by FWC, including an analysis of the base salaries, target bonus opportunities, long-term incentives, and total compensation of our Named Executive Officers, compared with proxy statement data for our Peer Group and survey data covering the banking industry. It then set long-term incentive dollar values for each Named Executive Officer, which were divided 50/25/25 between the awards based on EPS, TSR, and ROA. The total dollar values were approximately $1,500,000 for Mr. Tai, $500,000 for Mr. Chen, $875,000 for Mr. Cheng, $585,000 for Mr. Wong, and $340,000 for Mr. Chow.

The Compensation Committee discussed an analysis of EPS for the three-year performance period and used a projected cumulative EPS for that period to establish a target EPS. The target EPS, in the opinion of the Compensation Committee, reflects reasonable earnings growth over the performance period and will not involve excessive risk to achieve. If the actual cumulative EPS for the three-year period equals the target, 100% of the restricted stock units will be earned and will be scaled up to 150% of the units if the actual cumulative EPS is up to 15% or more than the target. If the actual cumulative EPS is less than 100%, but not more than 15% below the target, the number of units earned will be scaled down to 50%. If the actual cumulative EPS is more than 15% below the target, none of the restricted stock units will be earned.

For the awards based on TSR, the number of earned restricted stock units will be determined by comparing our TSR from the award date to the end of the three-year performance period, with the TSR of each of the companies in the KBW Regional Bank Index over the performance period. If our TSR over the performance period is below the 30th percentile when ranked against each of the peer companies, no restricted stock units will be earned. If the ranking is equal to the 30th percentile, 50% of the target restricted stock units will be earned. To the extent that our TSR is ranked above the 30th percentile, the number of earned target restricted stock units will be scaled up to 150% of the target restricted stock units for performance at or above the 70th percentile, so that 100% of the target restricted stock units will be earned for performance at the 50th percentile.

For the awards based on ROA, the number of earned restricted stock units will be determined by comparing our ROA for 2017 to 2019 with the ROA of each of the companies in the KBW Regional Bank Index over the same period. For this purpose, ROA will consist of the average ROA over the three years. If our ROA over the performance period is below the 30th percentile when ranked against each of the peer companies, no restricted stock units will be earned. If the ranking is equal to the 30th percentile, 50% of the target restricted stock units will be earned. To the extent that our ROA is ranked above the 30th percentile, the number of earned target restricted stock units will be scaled up to 150% of the target restricted stock units for performance at or above the 70th percentile, so that 100% of the target restricted stock units will be earned for performance at the 50th percentile.

Payout of 2013 Long-Term Equity Incentives. The performance period for the long-term equity incentives awarded in December 2013 ended December 31, 2016. With respect to the awards based on EPS, the payout percentage was 150% and with respect to the awards based on TSR, the payout percentage was 106%.

Risk Assessment

In June 2010, the federal regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, jointly issued the “Guidance on Sound Incentive Compensation Policies,” which is based on the following three principles that are to be incorporated in incentive compensation practices:

●	incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks;

●	a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

●	banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

In February 2014, the Board adopted an Incentive Compensation Policy to assist the Compensation Committee in complying with the Guidance, and adopted procedures by management to implement the policy.

One of the responsibilities of the Compensation Committee, as set forth in its charter, is to monitor the performance, and regularly review the design and function, of incentive compensation plans and arrangements to ensure that they do not encourage officers to take unnecessary and excessive risks that threaten our value and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Our Compensation Committee has been meeting on a semi-annual basis with our senior risk officers, namely the Chief Risk Officer, Director of Human Resources of the Bank, and our General Counsel, to review our compensation plans and evaluate the risks, both long-term and short-term, that we face. We conduct a regular review of the business units to identify and examine risks that may be posed to us and our safety and soundness. The Compensation Committee reviews our incentive compensation arrangements to ensure that they do not encourage our executive officers to take any unnecessary or excessive risks that threaten our value, to identify features that could pose risks to us and limit those features to ensure that we are not unnecessarily exposed to risks, and to eliminate any features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee.

Among the matters considered are the balance between base and incentive compensation, between cash and equity compensation, and between service-based and performance-based compensation; whether performance goals are realistic and the maximum payout opportunities are reasonable; and whether awards are subject to a clawback. More specifically, in consultation with the senior risk officers, the Compensation Committee determines whether the amounts of the base salaries, the short-term cash bonuses and the long-term incentive awards, both performance-based and time-based, for our executive officers appropriately balance risk and reward and do not encourage taking unnecessary and excessive risks or encourage the manipulation of reported earnings.

Additional Information Relating to Executive Compensation

Ownership Guidelines

In February 2017, we amended our Corporate Governance Guidelines to provide that our Chief Executive Officer shall hold shares of our common stock with a value equal to three times the amount of his or her annual base salary. We do not require any other officer to maintain a minimum ownership interest in our stock. We believe our stock ownership requirements for the Chief Executive Officer, as well as our directors, further align the interests of the Chief Executive Officer and our directors with those of our stockholders by requiring them to hold substantial equity in Bancorp. Until the stock ownership requirements are met, the Chief Executive Officer may not sell, assign, transfer, or pledge any Bancorp stock.

Compensation Recovery Policy

A compensation recovery policy (or “clawback”) generally provides that bonuses or other incentive compensation awards are subject to forfeiture and recovery if such payments or awards were made based on materially inaccurate financial statements.

The performance-based restricted stock units that were awarded to executive officers in 2016 are subject to a clawback provision, and our Bonus Program provides for a clawback of cash bonuses as well. The 2005 Incentive Plan also has a clawback provision. We believe the principles of a clawback in the event of materially inaccurate financial statements are consistent with our compensation philosophy, which ties compensation to our financial and operating performance and the overall increase in stockholder value, and which does not encourage the taking of unnecessary and excessive risks that could threaten our value or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Employment Agreements

With the exception of the Change in Control Employment Agreements described in the next section, we have no employment agreements with any of the Named Executive Officers, with the exception of Mr. Tai, who entered into an employment agreement in connection with his role as the Chief Executive Officer and President of Bancorp and Cathay Bank (the “Employment Agreement”). The Employment Agreement generally provides for a three-year employment term commencing October 1, 2016, subject to automatic one-year extensions unless notice of non-renewal is given at least 90 days in advance of the expiration of the original or extended term. Base salary is set at $700,000 and the Employment Agreement provides that Mr. Tai is generally eligible to participate in the same benefit programs applicable to other senior executives, including eligibility for a country club membership and use of a luxury automobile. In the event Mr. Tai’s employment is terminated on account of death or disability, terminated by Bancorp for reasons other than cause, or he terminates employment for good reason, he will receive as severance an amount equal to 18 months base salary in addition to accrued obligations. For more discussion, see “Employment Agreement” below.

Change of Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we entered into Change of Control Employment Agreements (the “Control Agreements”) with our executive officers and each Executive Vice President of Cathay Bank. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for “cause” following a “change in control.” Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation. For a more detailed discussion of the severance benefits, the events that would trigger payment of severance benefits and the Control Agreements in general, see “Potential Payments Upon Termination or Change in Control” below.

Response to 2016 Vote on Executive Compensation

The Board has been annually submitting to our stockholders a proposal to approve, on an advisory (nonbinding) basis, our executive compensation. At the 2016 annual meeting of stockholders, 98.57% of the votes cast were in favor of approving this proposal. The Compensation Committee was aware of and considered the results of the advisory vote on executive compensation, and has construed this favorable vote of stockholders as supporting its executive compensation decisions and policies.

Pledging and Hedging Policy

The Board has adopted a policy that prohibits, unless advance approval has been obtained from the Board, all directors and executive officers (including the Named Executive Officers) from holding our securities in a margin account or otherwise pledging or hypothecating our securities as collateral for a loan, entering into hedging or monetization transactions or similar arrangements with respect to our securities, or engaging in certain other speculative trading in our securities. No such requests have been made and consequently no such approvals have been granted.

Deductibility of Executive Compensation

As part of its responsibilities, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. This limitation does not apply, however, to “performance-based compensation” that is payable due to the attainment of one or more pre-established performance goals, the material terms of which have been approved by the stockholders in advance of payment, and that meet certain other technical requirements under the Internal Revenue Code.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have two deferred compensation arrangements with Dunson K. Cheng. For details regarding these deferral arrangements, see “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718) on a modified prospective basis. FASB ASC Topic 718 requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

With the adoption of FASB ASC Topic 718, the accounting treatment for all forms of stock options changed, thereby prompting us to review the relative merits of nonstatutory stock options and, more recently, restricted stock and restricted stock units. A desirable feature of restricted stock and restricted stock units is that they permit us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and restricted stock units provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, restricted stock units, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price rises over the term of the award. Restricted stock and restricted stock units serve to reward and retain executive officers through shares valued at the current price on the date the restriction lapses, which awards may be subject to both service- and performance-based conditions.

We believe that being able to award restricted stock and restricted stock units, separately or in combination, should serve our objectives of incentivizing our executive officers to focus on delivering long-term value to our stockholders.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the Compensation Committee during 2016 had any relationships requiring disclosure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing CD&A and, based on such review and discussion, has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

Ting Y. Liu (Chairman)
Kelly L. Chan
Patrick S.D. Lee
Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for the periods indicated to our principal executive officer, principal financial officer, and three most highly compensated executive officers other than our principal executive officer and principal financial officer (the “Named Executive Officers”).

Summary Compensation Table

The table below sets forth information for the Named Executive Officers regarding compensation for the last three completed fiscal years:

Summary Compensation Table
							Change in
							pension value
						Non-equity	and non-
						incentive	qualified
				Stock	Option	plan	deferred		All other
Name and Principal		Salary 1/	Bonus	awards 2/	awards 3/	compensation	compensation		compensation 4/		Total
Position	Year	($)	($)	($)	($)	($)	earnings ($)		($)		($)
Pin Tai	2016	640,192	—	1,499,921	—	550,000	—		10,600		2,700,713
Chief Executive Officer and	2015	424,900	—	499,968	—	310,000	—		10,600		1,245,468
President of Bancorp and	2014	334,681	—	371,991	—	241,000	—		6,375		954,047
Cathay Bank
Heng W. Chen	2016	440,958	—	499,924	—	340,000	—		10,600		1,291,482
Executive Vice President and	2015	416,542	—	466,967	—	322,000	—		10,600		1,216,109
Chief Financial Officer of	2014	376,861	—	417,969	—	291,000	—		10,047		1,095,877
Bancorp and Cathay Bank
Dunson K. Cheng	2016	953,846	—	874,914	—	1,300,000	23,670	5/	24,461	6/	3,176,891
Executive Chairman of	2015	1,003,846	100,000	1,190,960	—	1,493,000	22,510		21,909		3,832,225
Bancorp and Cathay Bank	2014	1,003,846	—	1,199,966	—	1,080,000	19,079		17,561		3,320,452
Irwin Wong	2016	389,039	—	584,962	—	320,000	—		10,600		1,304,601
Senior Executive Vice	2015	339,777	—	582,967	—	280,000	—		10,600		1,213,344
President and Chief Operating	2014	297,273	—	319,973	—	219,000	—		8,304		844,550
Officer of Cathay Bank
Donald S. Chow	2016	333,292	—	339,932	—	240,000	—		9,750		922,974
Executive Vice President and	2015	312,615	—	329,972	—	230,000	—		—		872,587
Chief Credit Officer of	2014	286,096	—	300,977	—	206,000	—		—		793,073
Cathay Bank

1/	Includes amounts deferred by Named Executive Officers under the 401(k) Profit Sharing Plan.

2/	The amounts shown, if any, are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of restricted stock units computed for the corresponding fiscal year, in accordance with FASB ASC Topic 718, valued based on the closing price of our common stock on the date of the grant. Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned can be from 0% to 150% of the target award, depending upon the achievement of certain performance criteria.

3/	No stock options were granted to the Named Executive Officers for the last three completed fiscal years.

4/	The amounts in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

5/	This amount consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral arrangements, see “Nonqualified Deferred Compensation” below.

6/	This amount consists of $10,600 in employer contributions under the 401(k) Profit Sharing Plan, $4,734 for automobile expense, and $9,127 in club memberships.

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Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards to our Named Executive Officers in 2016.

Grants of Plan-Based Awards
								All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock awards 3/ ($)

		Estimated possible payouts under non-equity incentive plan awards 1/			Estimated future payouts under equity incentive plan awards 2/
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pin Tai	03/10/2017	477,000	550,000	855,000	—	—	—	—	—
	12/15/2016	—	—	—	5,192	10,384	15,576	—	374,966
	12/15/2016	—	—	—	9,973	19,946	29,919	—	749,970
	12/15/2016	—	—	—	4,987	9,973	14,960	—	374,985
Heng W. Chen	03/10/2017	—	340,000	—	—	—	—	—	—
	12/15/2016	—	—	—	1,731	3,461	5,192	—	124,977
	12/15/2016	—	—	—	3,324	6,648	9,972	—	249,965
	12/15/2016	—	—	—	1,662	3,324	4,986	—	124,982
Dunson K. Cheng	03/10/2017	1,140,000	1,300,000	2,050,000	—	—	—	—	—
	12/15/2016	—	—	—	3,029	6,057	9,086	—	218,718
	12/15/2016	—	—	—	5,818	11,635	17,453	—	437,476
	12/15/2016	—	—	—	2,909	5,817	8,726	—	218,719
Irwin Wong	03/10/2017	—	320,000	—	—	—	—	—	—
	12/15/2016	—	—	—	2,025	4,050	6,075	—	146,246
	12/15/2016	—	—	—	3,890	7,779	11,669	—	292,490
	12/15/2016	—	—	—	1,945	3,889	5,834	—	146,226
Donald S. Chow	03/10/2017	—	240,000	—	—	—	—	—	—
	12/15/2016	—	—	—	1,177	2,353	3,530	—	84,967
	12/15/2016	—	—	—	2,261	4,521	6,782	—	169,990
	12/15/2016	—	—	—	1,130	2,260	3,390	—	84,976

1/	The amounts in the “Threshold,” “Target,” and “Maximum” columns for Mr. Tai and Mr. Cheng represents the possible cash bonus amounts related to his base salary that he could be awarded under the Bonus Program depending upon our net income for 2016. Pursuant to SEC rules, the amount in the “Target” column for each of the other Named Executive Officers is a representative amount that might be awarded to him for 2016 under the Bonus Program based on the percentage that his cash bonus for 2016 bears to his base salary effective January 1, 2016. For further information, see “Compensation Decisions for Named Executive Officers–Bonuses” above. The actual amounts paid to Mr. Tai and Mr. Cheng and to the other Named Executive Officers for 2016 are shown in the “Non-equity incentive plan compensation” column of the “Summary Compensation Table” above.

2/	Consists of performance-based restricted stock units. For further discussion, see “Compensation Decisions for Named Executive Officers–Equity Incentives” above. Each stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned depends upon the achievement of certain performance criteria on the vesting date, subject to continued employment, with an exception for earlier death, disability or retirement or a change in control.

3/	Grant date fair value is based on the closing price of our common stock on the date of the grant. The estimated value of the performance-based restricted stock units at the grant date is based on the projected performance at the grant date showing a payout of 100% of the target number of performance-based restricted stock units.

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Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2016, made to our Named Executive Officers. Stock awards consist of restricted stock units, each of which represents a contingent right to receive one share of our common stock.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($) */
Pin Tai	—	—	—	—	—	—	—	7,629 1/	290,131 1/
	—	—	—	—	—	—	—	7,274 1/	276,630 1/
	—	—	—	—	—	—	—	8,443 2/	321,087 2/
	—	—	—	—	—	—	—	7,918 2/	301,122 2/
	—	—	—	—	—	—	—	10,384 3/	394,904 3/
	—	—	—	—	—	—	—	19,946 3/	758,546 3/
	—	—	—	—	—	—	—	9,973 3/	379,273 3/
Heng W. Chen	—	—	—	—	—	—	—	8,572 1/	325,993 1/
	—	—	—	—	—	—	—	8,173 1/	310,819 1/
	—	—	—	—	—	—	—	7,885 2/	299,867 2/
	—	—	—	—	—	—	—	7,396 2/	281,270 2/
	—	—	—	—	—	—	—	3,461 3/	131,622 3/
	—	—	—	—	—	—	—	6,648 3/	252,823 3/
	—	—	—	—	—	—	—	3,324 3/	126,412 3/
Dunson K. Cheng	—	—	—	—	—	—	—	24,610 1/	935,918 1/
	—	—	—	—	—	—	—	23,464 1/	892,336 1/
	—	—	—	—	—	—	—	20,111 2/	764,821 2/
	—	—	—	—	—	—	—	18,862 2/	717,322 2/
	—	—	—	—	—	—	—	6,057 3/	230,348 3/
	—	—	—	—	—	—	—	11,635 3/	442,479 3/
	—	—	—	—	—	—	—	5,817 3/	221,221 3/
Irwin Wong	—	—	—	—	—	—	—	6,562 1/	249,553 1/
	—	—	—	—	—	—	—	6,257 1/	237,954 1/
	—	—	—	—	—	—	—	9,844 2/	374,367 2/
	—	—	—	—	—	—	—	9,233 2/	351,131 2/
	—	—	—	—	—	—	—	4,050 3/	154,022 3/
	—	—	—	—	—	—	—	7,779 3/	295,835 3/
	—	—	—	—	—	—	—	3,889 3/	147,899 3/
Donald S. Chow	—	—	—	—	—	—	—	6,173 1/	234,759 1/
	—	—	—	—	—	—	—	5,885 1/	223,807 1/
	—	—	—	—	—	—	—	5,572 2/	211,903 2/
	—	—	—	—	—	—	—	5,226 2/	198,745 2/
	—	—	—	—	—	—	—	2,353 3/	89,485 3/
	—	—	—	—	—	—	—	4,521 3/	171,934 3/
	—	—	—	—	—	—	—	2,260 3/	85,948 3/

*/	The value equals the closing price of our common stock on the last business day of our most recently completed fiscal year, multiplied by the number of shares underlying the award.
1/	Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These restricted stock units are scheduled to vest in a single installment on December 31, 2017, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2016, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

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2/	Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These restricted stock units are scheduled to vest in a single installment on December 31, 2018, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2017, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.
3/	Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These restricted stock units are scheduled to vest in a single installment on December 31, 2019, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2018, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

Option Exercises and Stock Vested

The table below sets forth information regarding stock options exercised and vesting of stock awards for the Named Executive Officers during 2016.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) 1/	Number of shares acquired on vesting (#)	Value realized on vesting ($) 2/
Pin Tai	—	—	29,770	$1,121,679
Heng W. Chen	44,000	$520,400	39,962	$1,511,533
Dunson K. Cheng	254,970	$3,151,501	104,274	$3,965,544
Irwin Wong	—	—	26,888	$1,014,715
Donald S. Chow	—	—	26,067	$991,341

1/	The value realized equals the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

2/	The value realized equals the closing price of our common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2016 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Employment Agreement

Bancorp entered into an employment agreement with Pin Tai dated August 18, 2016 (the “Employment Agreement”), in connection with his position as Chief Executive Officer and President of Bancorp and Cathay Bank.

Pursuant to the Employment Agreement, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of Mr. Tai for a period of three years commencing October 1, 2016 and continuing until September 30, 2019, unless extended by an additional one-year period or terminated earlier pursuant to the terms of the Employment Agreement (the “Employment Period”).

In the event of a change of control, the Employment Agreement will terminate and Mr. Tai’s employment will be exclusively governed by the Control Agreement, as further discussed below under “Potential Payments upon Termination or Change of Control.”

If Mr. Tai’s employment is terminated by Bancorp for other than Cause or Disability (both as defined in the Employment Agreement) or he terminates his employment for Good Reason (as defined in the Employment Agreement), he will be entitled to (i) his base salary through the date of termination; (ii) unpaid reimbursable business expenses; (iii) a cash bonus, if any, for the fiscal year in which the date of termination occurs, if such bonus has been determined, but not yet paid; (iv) any accrued unpaid vacation pay (items (i), (ii), (iii) and (iv) collectively, the “Accrued Obligations”); and (v) as severance pay, an amount equal to one and a half year’s base salary calculated on the basis of his then current base salary. If his employment is terminated as a result of death or Disability, Mr. Tai (or his estate or beneficiaries in the event of death) will be entitled to: (i) the Accrued Obligations, and (ii) an amount equal to one and a half year’s base salary calculated on the basis of his then current base salary. If his employment is terminated by Company for Cause or if he terminates his employment for other than Good Reason, he will be entitled to an amount equal to his Accrued Obligations.

The Employment Agreement has been filed as an exhibit to the Bancorp’s Current Report on Form 8-K on August 19, 2016.

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Nonqualified Deferred Compensation

We have two deferred compensation arrangements with Dunson K. Cheng, our Executive Chairman, when he was the President and Chief Executive Officer of Bancorp and Cathay Bank.

In an agreement, effective November 23, 2004, Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007, to comply with Section 409A of the Internal Revenue Code (the “Code”) and provides that, if Mr. Cheng is subject to Section 409A of the Code, payment of the deferred amount will be delayed to the later of: (i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. On November 23, 2014, the interest rate was reset to 5.06% based on 275 basis points above the interest rate on a 10-year Treasury note on that date.

On March 13, 2014, the Compensation Committee awarded Dunson K. Cheng a cash bonus in the amount of $300,000 for the quarter ended December 31, 2013, and provided as part of the award that payment of the bonus would be deferred until the later of: (i) January 1 of the first year following Mr. Cheng’s separation from service; or (ii) the first day of the seventh month following Mr. Cheng’s separation from service. The Committee’s award further provided that the deferred amount accrues interest at the rate of 5.02% per annum compounded quarterly, will be increased each quarter by the amount of interest computed for that quarter, and, beginning on the fifth anniversary of the award, the interest rate will equal 350 basis points above the then prevailing interest rate on a five-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Pin Tai	—	—	—	—	—
Heng W. Chen	—	—	—	—	—
Dunson K. Cheng	—	—	$83,141 1/	—	$1,697,769 2/
Irwin Wong	—	—	—	—	—
Donald S. Chow	—	—	—	—	—

1/	Includes $23,670 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.

2/	Includes $762,721 reported in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into any written employment agreements with any of the Named Executive Officers, with the exception of an Employment Agreement with Pin Tai (as described above under “Remuneration of Executive Officers–Employment Agreement”) and the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein.

The tables below under “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of death or disability of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of

December 31, 2016, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out, if any, can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, or adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control.

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Payments Made Upon Termination Other Than After a Change in Control

A Named Executive Officer who ceases to be an employee of Bancorp other than after a change in control, whether voluntary or involuntary and with or without cause, including in the event of retirement, disability, or death, will be entitled to receive the following, which are generally available to all salaried employees:

●	base salary through the date of termination;

●	accrued vacation pay as of the date of termination;

●	vested benefits as of the date of termination;

●	if termination resulted from disability: long-term disability benefits of two-thirds annual base salary up to $15,000 per month and vesting of long-term restricted stock units; and

●	if termination resulted from death: three times annual base salary, up to $600,000, subject to reduction beginning at age 65, and vesting of long-term restricted stock units.

In addition, the performance-based restricted stock units awarded to Named Executive Officers provide that in the event of their death, disability or retirement prior to the maturity date of the restricted stock units, they shall continue to be entitled to receive the restricted stock units to the extent earned, but the amount otherwise payable shall be prorated to reflect the period from the date of the award through the maturity date during which they were employed.

Mr. Cheng would also be entitled to receive payment of the cash bonuses, and interest thereon, deferred under the deferred compensation arrangements described under “Executive Compensation—Nonqualified Deferred Compensation” above.

Change of Control Employment Agreements

Bancorp entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive Officers have been filed as exhibits to Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter period ended September 30, 2014.

 The following is only a summary of the significant terms of the Control Agreements. This summary is qualified in its entirety by reference to the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, see “Change of Control Agreements” under “Executive Compensation—Compensation Discussion and Analysis—Additional Information Relating to Executive Compensation” above.

Pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change in control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

●	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

●	An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

●	Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

●	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

●	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

●	Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses) in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

●	Office, secretarial and support staff; and

●	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or Disability After a Change in Control

The Control Agreements provide that, in the event of the death or disability of a Named Executive Officer after a change in control, Bancorp or Cathay Bank (as applicable) has agreed to pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death): (i) base salary through the date of termination; (ii) a pro-rata bonus until the date of termination of the higher of (A) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, including any bonus or portion thereof that has been earned but deferred (the greater of clauses (A) and (B), the “Highest Annual Bonus”); (iii) any accrued vacation pay (items (i), (ii), and (iii), collectively, the “Accrued Obligations”); and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

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Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

The Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by the Named Executive Officer for other than “good reason”) or if the Named Executive Officer terminates employment in certain circumstances defined in the Control Agreements which constitute “good reason,” in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

●	an amount equal to a multiple (two or three, depending on the applicable Control Agreement) of the Named Executive Officer’s annual base salary and of the Highest Annual Bonus; and

●	an amount equal to the sum of Bancorp’s or Cathay Bank’s (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two or three years after the date of termination, depending on the applicable Control Agreement).

Also (for a period of two or three years, depending on the applicable Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services, provided that the cost of such outplacement services will not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

The Control Agreements provide that, if a Named Executive Officer’s employment is terminated for cause following a change in control or if the Named Executive Officer terminates his employment for other than “good reason,” Bancorp or Cathay Bank has agreed to pay the Named Executive Officer: (i) base salary through the date of termination; (ii) any accrued vacation pay; and (iii) Other Benefits.

Certain Additional Payments

The Control Agreements, except that for Donald S. Chow, provide that each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount.

Cash Compensation and Benefits in the Event of a Change in Control

The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically solely for the purposes of this proxy statement, there had been a change in control effective December 31, 2016, and the Named Executive Officer had been terminated as of the same day. These tables exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

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	Voluntary Termination		Involuntary Termination
Pin Tai	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 1/	$0	$2,500,000	$0	$2,500,000	$0
Accrued Obligations 2/	0	550,000	0	550,000	550,000
401(k) Matching	0	21,200	0	21,200	0
Benefits 3/
Group Life Insurance	0	1,688	0	1,688	0
Health Insurance	0	17,241	0	17,241	0
Long-Term Disability Insurance	0	1,379	0	1,379	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	1,267,939	0	1,267,939	0
TOTAL:	$0	$4,409,447	$0	$4,409,447	$550,000

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 4/	$0	$1,461,274	$0	$1,461,274	$0
Accrued Obligations 2/	0	340,000	0	340,000	340,000
401(k) Matching	0	21,200	0	21,200	0
Benefits 3/
Group Life Insurance	0	1,688	0	1,688	0
Health Insurance	0	24,823	0	24,823	0
Long-Term Disability Insurance	0	1,379	0	1,379	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0
TOTAL:	$0	$1,900,364	$0	$1,900,364	$340,000

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 5/	$0	$7,479,000	$0	$7,479,000	$0
Accrued Obligations 2/	0	1,493,000	0	1,493,000	1,493,000
401(k) Matching	0	31,800	0	31,800	0
Benefits 3/
Group Life Insurance	0	1,210	0	1,210	0
Health Insurance	0	7,110	0	7,110	0
Long-Term Disability Insurance	0	2,069	0	2,069	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	2,792,889	0	2,792,889	0
TOTAL:	$0	$11,857,078	$0	$11,857,078	$1,493,000

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 6/	$0	$1,440,000	$0	$1,440,000	$0
Accrued Obligations 2/	0	320,000	0	320,000	320,000
401(k) Matching	0	21,200	0	21,200	0
Benefits 3/
Group Life Insurance	0	1,310	0	1,310	0
Health Insurance	0	11,178	0	11,178	0
Long-Term Disability Insurance	0	1,379	0	1,379	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	679,506	0	679,506	0
TOTAL:	$0	$2,524,573	$0	$2,524,573	$320,000

	Voluntary Termination		Involuntary Termination
Donald S. Chow	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 7/	$0	$1,152,000	$0	$1,152,000	$0
Accrued Obligations 2/	0	240,000	0	240,000	240,000
401(k) Matching	0	19,500	0	19,500	0
Benefits 3/
Group Life Insurance	0	1,310	0	1,310	0
Health Insurance	0	10,746	0	10,746	0
Long-Term Disability Insurance	0	1,379	0	1,379	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	N/A	N/A	N/A	N/A	N/A
TOTAL:	$0	$1,474,935	$0	$1,474,935	$240,000

1/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($700,000), and (y) the Highest Annual Bonus ($550,000).

2/	Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Highest Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. These Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2016, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus, if any, paid to the Named Executive Officer for 2016 as would be reported in the “Summary Compensation Table” above.

3/	Amounts shown are based on the annual cost to Bancorp as of December 31, 2016, multiplied by three in the case of Mr. Cheng, and by two in the case of Mr. Tai, Mr. Chen, Mr. Wong, and Mr. Chow.

4/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($444,000), and (y) the Highest Annual Bonus ($340,000).

5/	This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($1,000,000), and (y) the Highest Annual Bonus ($1,493,000).

6/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($400,000), and (y) the Highest Annual Bonus ($320,000).

7/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($336,000), and (y) the Highest Annual Bonus ($240,000).

Equity Compensation in the

Event of a Change in Control

Assuming that, hypothetically, solely for purposes of this proxy statement, a change in control occurred effective December 31, 2016, and the vesting of all options was accelerated and all restrictions on stock awards were terminated, the following table sets forth the estimated value for equity awards to the Named Executive Officers that would not otherwise have vested or been terminated but for the change in control:

Name	Stock Options – Accelerated Vesting	Restricted Stock – Accelerated Vesting 1/	Total
Pin Tai	$0	$2,721,693	$2,721,693
Heng W. Chen	0	1,728,806	1,728,806
Dunson K. Cheng	0	4,204,445	4,204,445
Irwin Wong	0	1,810,760	1,810,760
Donald S. Chow	0	1,216,580	1,216,580

1/	Consists of performance-based restricted stock units and long-term restricted stock units, the value of which are based on the closing price of our common stock on December 30, 2016, which was $38.03 per share.

PROPOSAL TWO

ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. Accordingly, we are presenting the following advisory resolution for stockholder consideration:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. Your vote is advisory and shall not be binding upon the Board, and may not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any additional fiduciary duty by the Board or the Compensation Committee, or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

However, the Board and Compensation Committee will consider the voting results of this non-binding proposal when reviewing compensation policies and practices.

The CD&A and the tables and other disclosures under “Executive Compensation” describe our compensation philosophy and compensation actions taken with respect to 2016 compensation of our Named Executive Officers. We believe that our current executive compensation program directly links executive compensation to performance and aligns the interests of our executive officers with those of our stockholders.

At Bancorp’s 2014 annual meeting of stockholders, our stockholders voted on the advisory (non-binding) frequency of future advisory votes on our executive compensation. In accordance with the voting results, the Board has determined to hold an advisory vote on executive compensation every year until the next required vote on the frequency of such advisory vote, which will be at the annual meeting of stockholders in 2020.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2017 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal year 2017, the Audit Committee considered the firm’s qualifications and performance during fiscal years 2015 and 2016. In addition, the Audit Committee reviewed and approved audit and all permissible non-audit services performed by KPMG in fiscal 2015 and 2016, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR.

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG audited our financial statements for the fiscal year ended December 31, 2016. The following table presents fees billed or to be billed for professional audit services rendered by KPMG for the audits of our annual financial statements for 2016 and 2015 and for other services rendered by KPMG.

	2016		2015
Audit Fees	$1,572,000	1/	$1,546,476	1/
Audit-Related Fees	16,840	2/	148,956	2/
Tax Fees	7,098	3/	6,743	3/
All Other Fees	0		0
Total Fees	$1,595,938		$1,702,175

1/  Audit fees consist of the aggregate fees of KPMG in connection with: (i) the audit of the annual consolidated financial statements, and (ii) the required review of the financial information included in our Quarterly Reports on Form 10-Q.

2/ Audit-related fees consist of professional services provided by KPMG Hong Kong in connection with the review of banking returns, review of internal controls, and other agreed upon procedures for the Hong Kong branch.

3/  Tax fees include tax compliance services provided by KPMG Hong Kong for the Hong Kong branch.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Bancorp, the effectiveness of its system of internal controls, and the qualifications, independence, and performance of its internal auditors and independent registered public accountants.

In fulfilling these responsibilities, the Audit Committee, among other things:

•	Evaluated the performance of KPMG as our independent registered public accounting firm for fiscal 2015 and 2016 and, on that basis, appointed KPMG as our independent registered public accounting firm for fiscal 2016 and 2017;

•	Reviewed and approved the audit and permissible non-audit services performed by KPMG in fiscal 2015 and 2016, as well as the fees paid for such services;

•	Met and discussed with management and KPMG our quarterly and annual financial results and our periodic reports filed with the Securities and Exchange Commission on Forms 10-Q and 10-K;

•	Met and discussed with management and KPMG the annual financial statements and the report of KPMG thereon, and any significant issues encountered in the course of the audit work; and

•	Met and discussed with management and KPMG the results of management’s assessment of the effectiveness or our internal control over financial reporting and KPMG’s report on our internal control over financial reporting.

As part of this process, some of these meetings with management, KPMG and internal audit were in executive session, without the presence of the others, for the purpose of discussing the audit and their related observations and recommendations.

As part of its function, the Audit Committee:

•	Reviewed and discussed with management Bancorp’s audited consolidated financial statements for the year ended December 31, 2016;

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board; and

•	Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with such the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee

Kelly L. Chan (Chairman)

Jane Jelenko

Ting Y. Liu

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference. Neither the website of Bancorp at www.cathaygeneralbancorp.com nor the website of Cathay Bank at www.cathaybank.com is a part of or is incorporated into this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than 10% of our common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC. We have instituted procedures to receive and review these insider reports. After a review of insider reports and written representations by directors and certain officers that we will maintain for two years, we believe that all required reports were timely filed during 2016.

TRANSACTIONS WITH RELATED PERSONS,

PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions are subject to review and approval or ratification by Bancorp’s Audit Committee, except for those matters that the Board has delegated to other committees, that require approval of a majority of the independent directors or that are reserved for the full Board or for the Board of Directors of Cathay Bank by statute, charter, regulations, Nasdaq listing standards, bylaws, or otherwise. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215).

A related party transaction includes any transaction in which Bancorp or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) a person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director; (b) a greater than 5% beneficial owner of Bancorp’s common stock; or (c) an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit Committee generally considers applicable laws and regulations and all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms not more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. These policies and procedures regarding related party transactions are reflected in the Audit Committee charter, our

Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Personal and Business Conduct, and have been approved by the Board.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectability or present any other unfavorable features. Except as indicated above, there are no existing or proposed material transactions between us and any of our executive officers, directors, or beneficial owners of 5% or more of our common stock, or the immediate family or associates of any of the foregoing persons. We have no knowledge of any material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law.

CODE OF ETHICS

We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and which is available at www.cathaygeneralbancorp.com. Stockholders may obtain a free copy by written request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, CA 91731, Attention: Investor Relations.

If we make any substantive amendments to our Code of Ethics for Senior Financial Officers or grant any waiver, including any implicit waiver, from a provision of the Code to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has established a process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731. Communications addressed to the Board will be reviewed by the Assistant Secretary of Bancorp and directed to the Secretary, the Chairman of the Board, or the Lead Independent Director, as appropriate, for further review and distribution to certain or all members of the Board. Communications addressed to individual directors will be forwarded directly to them.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

On the written request of any stockholder of record as of April 3, 2017, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3286.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

In order to take advantage of this opportunity, Bancorp has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3286. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Conversely, multiple stockholders sharing a single address may request delivery of a single copy of proxy statements or annual reports in the future by contacting, in the case of registered stockholders, Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3286, or, in the case of stockholders holding their stock through a broker or bank, by contacting such broker or bank.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to or received by Bancorp’s Secretary at Bancorp’s principal executive office located at 777 North Broadway, Los Angeles, California 90012, by no earlier than February 13, 2018, or later than March 15, 2018, based on the expected date of the scheduled annual meeting being May 14, 2018. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered or received by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2018 proxy solicitation materials must: (i) set forth the proposal in writing; (ii) file it with Bancorp’s Secretary on or before December 13, 2017, or if the date for the 2018 annual meeting is before April 15, 2018, or after June 14, 2018, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2018 annual meeting of stockholders; and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

By Order of the Board of Directors,

Lisa L. Kim

Secretary

Los Angeles, California

April 13, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
https://www.cathaybank.com/Cathay-General/Annual-Meeting-Materials

E25141-P89682

CATHAY GENERAL BANCORP Annual Meeting of Stockholders May 15, 2017 5:00 PM (Pacific Daylight Time) This proxy is solicited on behalf of the Board of Directors of Cathay General Bancorp

The undersigned stockholder of Cathay General Bancorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Cathay General Bancorp to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m. local time, on May 15, 2017, and hereby appoints Heng W. Chen and Lisa L. Kim, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Cathay General Bancorp common stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournments(s)).

This proxy, when properly executed, will be voted in the manner directed by the undersigned. If the undersigned returns this proxy card without voting instructions, then the proxy holders will vote the shares according to the recommendations of the Board of Directors.

Please vote, sign, date and return this proxy card promptly using the enclosed envelope or vote by telephone or Internet. If you vote by telephone or Internet, please DO NOT mail back this proxy card. Thank you for your vote.

Continued and to be signed on reverse side

CATHAY GENERAL BANCORP ATTN: MONICA CHEN 9650 FLAIR DRIVE EL MONTE, CA 91731

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25140-P89682	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CATHAY GENERAL BANCORP
The Board of Directors recommends you vote FOR each of the Director nominees listed below in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Class III directors to serve until the 2020 Annual Meeting of Stockholders and until their successors have been elected and qualified

Nominees:			For	Against	Abstain

1a. Nelson Chung			☐	☐	☐

1b. Felix S. Fernandez			☐	☐	☐

1c. Ting Y. Liu			☐	☐	☐

1d. Richard Sun			☐	☐	☐

2. An advisory resolution to approve executive compensation			☐	☐	☐

3. Ratification of the appointment of KPMG LLP as Cathay General Bancorp’s independent registered public accounting firm for 2017			☐	☐	☐

NOTE: The proxy holders are authorized to consider and vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date